Exhibit 10.1

EXECUTION VERSION

Up to $1,500,000,000

LOAN AND SERVICING AGREEMENT

Dated as of October 3, 2024

Among

ONEX DIRECT LENDING BDC SPV, LLC,

as the Borrower

ONEX DIRECT LENDING BDC FUND,

as the Transferor

ONEX DIRECT LENDING BDC FUND,

as the Servicer

SUMITOMO MITSUI BANKING CORPORATION,

as the Administrative Agent and the Collateral Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

U.S. BANK NATIONAL ASSOCIATION,

as the Account Bank

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian

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-iii-

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE III	Loan Tape
SCHEDULE IV	Eligibility Criteria
SCHEDULE V	[Reserved]
SCHEDULE VI	S&P Global Industry Classification
SCHEDULE VII	Closing Date Loan Assets

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Disbursement Request
EXHIBIT D	Form of Joinder Supplement
EXHIBIT E -	Form of Notice of Borrowing
EXHIBIT F -	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT G -	Form of Conversion Notice
EXHIBIT H -	[Reserved]
EXHIBIT I -	Form of Certificate of Closing Attorneys
EXHIBIT J -	Form of Servicing Report
EXHIBIT K -	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT L -	Form of Release of Required Loan Documents
EXHIBIT M -	Form of Transferee Letter
EXHIBIT N -	Form of Power of Attorney for Servicer
EXHIBIT O -	Form of Power of Attorney for Borrower
EXHIBIT P -	Form of Loan Asset Checklist
EXHIBIT Q-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-2	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-3	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-4	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

ANNEXES

ANNEX A	Commitments

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This LOAN AND SERVICING AGREEMENT is made as of October 3, 2024, among:

(1) ONEX DIRECT LENDING BDC SPV, LLC, a Delaware limited liability company, as the Borrower (together with its successors and assigns in such capacity, the “Borrower”);

(2) ONEX DIRECT LENDING BDC FUND, a Delaware statutory trust, as the Transferor (as defined herein);

(3) ONEX DIRECT LENDING BDC FUND, a Delaware statutory trust, as the Servicer (as defined herein);

(4) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender;

(5) SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and the Collateral Agent (together with its successors and assigns, the “Collateral Agent”);

(6) U.S. BANK NATIONAL ASSOCIATION, as the Account Bank (as defined herein); and

(7) U.S. BANK NATIONAL ASSOCIATION, as the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENT

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Maximum Facility Amount. The proceeds of the Advances will be used to finance the Borrower’s origination of Eligible Loan Assets or acquire, on a “true contribution” basis, of Eligible Loan Assets from (i) the Transferor pursuant to the Contribution Agreement between the Borrower and the Transferor or (ii) other third parties, in each case, in accordance with the terms hereof. Accordingly, the parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means U.S. Bank National Association, in its capacity as the “Account Bank” pursuant to each of the Collection Account Agreement, and the Unfunded Exposure Account Agreement.

“Action” has the meaning assigned to that term in Section 8.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Borrowing Value” means, for any Eligible Loan Asset, for any date of determination, an amount equal to the Assigned Value of such Eligible Loan Asset at such time multiplied by the Outstanding Balance of such Eligible Loan Asset at such time; provided that the Adjusted Borrowing Value of any Loan Asset that does not satisfy the definition of Eligible Loan Asset shall be zero.

“Administrative Agent” means Sumitomo Mitsui Banking Corporation, in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Advance” has the meaning assigned to that term in Section 2.01.

“Advance Date” means, with respect to any Advance, the date on which such Advance is made.

“Advances Outstanding” means, on any date of determination, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day; provided that, the principal amounts of Advances outstanding shall not be reduced by any Available Collections or other amounts paid to the Lenders to the extent any such payment of such amounts are rescinded or must be returned for any reason.

“Advisor” means Onex Credit Advisor, LLC, a Delaware limited liability company or such permitted successor pursuant to clause (g) of Servicer Termination Event.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” has the meaning assigned to that term in Section 2.10.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 25.0% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Agent Approval Failure” has the meaning assigned to that term in the Lender Fee Letter.

“Agent Minimum Hold” means at least 51.0% of the aggregate Commitments of the Lenders then in effect.

“Agented Loan” means any Loan Asset originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio.

“Aggregate Unfunded Exposure Amount” means, as of any date of determination, the sum of the Unfunded Exposure Amounts of all Delayed Draw Loan Assets and Revolving Loan Assets included in the Collateral Portfolio on such date.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Anti-Corruption Laws” means all laws and regulations of the United States, the United Kingdom or the European Union, or enacted by any other applicable jurisdiction applicable to the Borrower, the Servicer or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the laws, rules and regulations imposed by any Governmental Authorities with jurisdiction over the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries that relate to money laundering or terrorism financing or any financial record-keeping and reporting requirements thereunder.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and published interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” has the meaning assigned to that term in the Lender Fee Letter.

“Applicable Spread” has the meaning assigned to that term in the Lender Fee Letter.

“Approval Notice” means, with respect to any Eligible Loan Asset (other than a Specified Loan Asset), the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower.

“Approved Broker/Dealer” means any of Bank of America/Merrill Lynch; Barclays Bank PLC; Citibank, N.A.; Credit Suisse; Deutsche Bank AG; Goldman Sachs & Co.; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Royal Bank of Canada; UBS AG; and Wells Fargo Bank, National Association; and any additional broker/dealer approved as an “Approved Broker/Dealer” in writing by the Servicer and the Administrative Agent, each in its sole discretion.

“Approved Rating Agency” means any of S&P, Moody’s and Fitch.

“Approved Valuation Firm” means (a) each of Duff & Phelps Corp., Houlihan Lokey Howard & Zukin, Lincoln International LLC (f/k/a Lincoln Partners LLC), S&P Valuation Services, Valuation Research Corp. and Murray, Devine & Co Inc. and (b) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent and the Borrower in their reasonable discretion.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to each Eligible Loan Asset, as of any date of determination, an amount (expressed as a percentage of par) equal to:

(a) prior to the occurrence of a Value Adjustment Event with respect to such Eligible Loan Asset, the lower of (i) with respect to each Eligible Loan Asset, other than a MRRL Asset and a Specified Loan Asset, (A) 100%, (B) the Purchase Price (excluding any original issue discount) of such Eligible Loan Asset and (C) the value agreed to by the Administrative Agent as of the Cut-Off Date of such Eligible Loan Asset, (ii) with respect to each Eligible Loan Asset that is a Specified Loan Asset, (A) 100%, and (B) the Purchase Price (excluding any original issue discount) of such Specified Loan Asset and (iii) with respect to each Eligible Loan Asset that is a MRRL Asset, (A) 100%, (B) the Purchase Price (excluding any original issue discount) of such Eligible Loan Asset and (C) the value, calculated as of the Cut-Off Date, of such Eligible Loan Asset when bifurcated with respect to the portion thereof pursuant to which (I) up to 2.0x Debt-to-Recurring-Revenue Ratio will be deemed 100% of the Assigned Value determined pursuant to clause (iii) above, and (II) any amounts in excess of 2.0x Debt-to-Recurring-Revenue Ratio shall be deemed to have an Assigned Value of zero;

(b) if a Value Adjustment Event of the type described in clauses (i), (ii), (iv) or (v) of the definition of Value Adjustment Event occurs with respect to such Eligible Loan Asset, the “Assigned Value” of such Eligible Loan Asset shall, automatically and without any further action by the Administrative Agent, be zero;

(c) with respect to each Closing Date Loan Asset, the Assigned Value for such Closing Date Loan Asset shall be deemed to be the Assigned Value listed in Schedule VII attached hereto; and

(d) if any other Value Adjustment Event occurs with respect to such Eligible Loan Asset, the Assigned Value of such Eligible Loan Asset may be amended one time by the Administrative Agent after each such Value Adjustment Event, in its sole discretion. The Administrative Agent will provide written notice of the revised Assigned Value under this clause (c) to the Borrower and the Servicer. To the extent the Servicer has actual knowledge or has received notice of any Value Adjustment Event with respect to any Eligible Loan Asset, the Servicer shall give prompt notice thereof to the Administrative Agent (but, in any event, not later than three Business Days after it receives notice or gains actual knowledge thereof).

(e) Notwithstanding anything herein to the contrary, the Assigned Value of a Loan Asset may also be adjusted, regardless of the occurrence of a Value Adjustment Event, with the consent of both the Administrative Agent and the Borrower.

Following any reduction of the Assigned Value of an Eligible Loan Asset, if the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of such Loan Asset, the Borrower may (at its expense) either (A) submit two (2) or more actionable bids received for the full outstanding principal amount of such Eligible Loan Asset from Approved Broker/Dealers, in which case, the average of such actionable bids (if higher than the Assigned Value designated by the Administrative Agent) shall become the Assigned Value of such Eligible Loan Asset as of such date of determination, or (B) retain an Approved Valuation Firm to value such Eligible Loan Asset, and, in which case, such Approved Valuation Firm’s valuation (expressed as a percentage of par) (if higher than the Assigned Value designated by the Administrative Agent) shall become the Assigned Value of such Eligible Loan Asset; provided that the Assigned Value of such Eligible Loan Asset shall be the value assigned by the Administrative Agent until its value has been set in accordance with this paragraph.

“Available Collections” means all cash collections and other cash proceeds with respect to any Loan Asset (other than Excluded Amounts), including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(e); provided that unless otherwise agreed to by the Administrative Agent and the Borrower, the Available Tenor that is used shall be for a period of three months.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, administrator, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, winding up, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate, as in effect from time to time, plus 0.50% and (c) zero percent (0%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively. Interest calculated pursuant to clause (a) and (b) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed.

“Base Rate Advance” means any Advance (x)(i) not made as a SOFR Advance in accordance with Section 2.02(b) and (ii) not converted into a SOFR Advance in accordance with Section 2.02(c) and (y) any Advance converted from a SOFR Advance to a Base Rate Advance in accordance with Section 2.02(c).

“Base Rate Advances Outstanding” means, at any time, the outstanding Base Rate Advances.

“Base Rate Yield Rate” means, as of any date of determination, an interest rate per annum equal to the Base Rate for such date plus the Applicable Spread (applicable to Base Rate Advances).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(b).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bond” means a debt security (that is not a loan).

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:

(a) the aggregate sum of (i) for each Eligible Loan Asset as of such date, the aggregate sum of the products of (1) the Applicable Percentage for each such Eligible Loan Asset included as part of the Collateral Portfolio as of such date and (2) (A) the Adjusted Borrowing Value of each such Eligible Loan Asset included as part of the Collateral Portfolio as of such date minus (B) the Excess Concentration Amount as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date, plus (iii) the amount on deposit in the Unfunded Exposure Account as of such date, minus (iv) the Unfunded Exposure Equity Amount as of such date;

(b) the aggregate sum of (i) the product of (1) the Maximum Applicable Percentage and (2) (A) the aggregate Adjusted Borrowing Value of Eligible Loan Assets included as part of the Collateral Portfolio as of such date minus (B) the Excess Concentration Amount as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date, plus (iii) the amount on deposit in the Unfunded Exposure Account as of such date, minus (iv) the Unfunded Exposure Equity Amount as of such date;

(c) the result of (i) the Maximum Facility Amount as of such date, minus (ii) the Aggregate Unfunded Exposure Amount as of such date, plus (iii) the amount on deposit in the Unfunded Exposure Account as of such date; and

(d) the aggregate sum of (i) the Adjusted Borrowing Value of all Eligible Loan Assets included as part of the Collateral Portfolio as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date, plus the amount on deposit in the Unfunded Exposure Account as of such date, minus (iii) the Unfunded Exposure Equity Amount as of such date, minus (iv) the Minimum Required Equity Amount as of such date;

provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit B hereto, prepared by the Servicer.

“Borrowing Base Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the aggregate Advances Outstanding on such date over (b) the Borrowing Base.

“Breakage Fee” means, for SOFR Advances Outstanding which are repaid or converted (to a Base Rate Advance or a different tenor of SOFR) (in whole or in part) on any date other than a Payment Date for the Interest Period on which such SOFR Advance ends, the breakage costs (other than lost profits), if any, related to such repayment, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender’s reasonable discretion and shall be conclusive absent demonstrable error.

“Bridge Loan” means any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Broadly Syndicated Loan” means any Loan Asset that is a First Lien Loan Asset or a Qualified First Lien Loan that (a) is part of a credit facility with a facility size on the date of origination thereof at least equal to $250,000,000, (b) the Obligor of which has a TTM EBTIDA greater than $75,000,000 and (c) on the date of origination thereof, (i) Moody’s has either (x) assigned a corporate family rating to an Obligor thereon or (y) assigned to such credit facility a monitored publicly available rating or (ii) either of Fitch or S&P has either (x) assigned an issuer credit rating to the Obligor thereof or (y) assigned to such credit facility a monitored publicly available rating.

“Business Day” means a day of the year other than (i) a Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or the city in which the offices of the Collateral Agent are authorized or required by applicable law, regulation or executive order to close. For avoidance of doubt, if the offices of the Collateral Agent are authorized by applicable law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Coverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period (other than any MRRL Asset), the meaning of “Cash Interest Coverage Ratio” or any comparable definition in the Loan Agreement for such Loan Asset, and in any case that “Cash Interest Coverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) EBITDA to (b) Interest, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Change of Control” with respect to the Servicer, the acquisition of direct ownership, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) of equity interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Servicer. For the avoidance of doubt, an assignment of the Servicer’s rights or obligations as “Servicer” for the Borrower to an Affiliate shall not result in a Change of Control.

“Change of Control Event” shall be deemed to have occurred if any of the following occur:

(a) the Transferor’s Investment Advisory Agreement with Onex Credit Advisor, LLC (or such other Advisor as would not cause a Servicer Termination Event under clause (g) thereof) shall fail to be in full force and effect;

(b) the creation or imposition of any Lien (other than a Permitted Lien) on any equity interests issued by the Borrower to the Transferor;

(c) the failure by the Transferor to own, directly and beneficially, 100% of the equity interests in the Borrower;

(d) any event that results in a Change of Control of the Servicer; or

(e) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Transferor, Advisor and/or the Servicer.

“Closing Date” means October 3, 2024.

“Closing Date Loan Asset” means the Loan Assets identified on Schedule VII attached hereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral Agent” has the meaning assigned to that term in the preamble hereto.

“Collateral Agent Expenses” means all accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fees” means, the fees payable to the Collateral Agent on each Payment Date in arrears for each Remittance Period, in an amount not to exceed the sum of the products for each day during such Remittance Period of (x) one divided by 360, (y) 0.04% per annum and (z)(i) the Outstanding Balance of the Loan Assets plus (ii) the amount on deposit in the Principal Collection Account plus (iii) the amount on deposit in the Unfunded Exposure Account, in each case, as of such date; provided that the Collateral Agent Fees shall not be less than $50,000 annually; provided that, notwithstanding any of the foregoing, other than Collateral Agent fees incurred during a period in which an Event of Default has occurred and not been cured and fees incurred in connection with such Event of Default, so long as SMBC or its Affiliate is the Collateral Agent, the Collateral Agent Fees shall be $0.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.

“Collateral Custodian” means U.S. Bank National Association, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian and Account Bank Expenses” means the expenses set forth in the Collateral Custodian and Account Bank Fee Letter and all accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian and Account Bank under the Transaction Documents.

“Collateral Custodian and Account Bank Fee Letter” means the fee schedule accepted by the Servicer on behalf of the Borrower and the Collateral Custodian and the Account Bank on September 24, 2024, as such fee schedule may be amended, modified, supplemented, restated or replaced from time to time.

“Collateral Custodian and Account Bank Fees” means the fees set forth in the Collateral Custodian and Account Bank Fee Letter that are payable to the Collateral Custodian and the Account Bank. For the avoidance of doubt, the Collateral Custodian and Account Bank Fees shall be calculated with respect to a period at a per annum rate on the basis of a 360-day year and the actual number of days that have elapsed in such period.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of the Borrower of any type or nature, including, without limitation, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i) the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii) the Portfolio Assets with respect to the Loan Assets referred to in clause (i);

(iii) the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts; and

(iv) all income and Proceeds of the foregoing.

For the avoidance of doubt, the term “Collateral Portfolio” shall, for all purposes of this Agreement, be deemed to include any Loan Asset acquired directly by the Borrower from a third party in a transaction underwritten by the Transferor or any transaction in which the Borrower is the designee of the Transferor under the instruments of conveyance relating to the applicable Loan Asset.

“Collateral Reporting Package” has the meaning set forth in Section 6.08(e).

“Collection Account” means a securities account (comprised of the Principal Collection Account and the Interest Collection Account at the Account Bank) in the name of the Collateral Agent for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Account Agreement” means that certain Controlled Account Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent and the Collateral Agent, which agreement relates to the Collection Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Borrower shall have no further right to request any additional Advances hereunder.

“Commitment” means, with respect to each Lender, (i) prior to the end of the Reinvestment Period or for purposes of Advances made pursuant to Section 2.02(f), the Dollar amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be revised from time to time in accordance with Section 2.23) or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable and (ii) after the Reinvestment Period (other than for purposes of Advances made pursuant to Section 2.02(f)), such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Concentration Limits” means with respect to determining the Excess Concentration Amount as of any date of determination after the twelve (12) month anniversary of the Closing Date (provided, clause (k) below will be determined as of any date of determination after the Closing Date), the following limits (unless expressly stated otherwise below, as a percentage of the sum of (x) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets (after giving effect to all additions and removals of Loan Assets on such date) plus (y) any amounts on deposit in the Principal Collection Account unless otherwise specified) (and for purposes of this definition calculated as if all Loan Assets are fully funded):

(a) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are (x) unfunded commitments under the Delayed Draw Loan Assets and (y) aggregate commitments under the Revolving Loan Assets shall not exceed 10.0%;

(b) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are First Lien Last Out Loans shall not exceed 10.0%;

(c) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Second Lien Loans shall not exceed 10.0%;

(d) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Partial PIK Loan Assets shall not exceed 12.5%;

(e) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are PIK Loan Assets (other than Partial PIK Loan Assets), First Lien Last Out Loans and Second Lien Loans shall not exceed 12.5%;

(f) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Discount Loans shall not exceed 5.0%;

(g) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are PIK Loan Assets (other than Partial PIK Loan Assets) shall not exceed 10.0%;

(h) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are MRRL Assets shall not exceed 10.0%;

(i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are classified in any individual “S&P Industry” in accordance with the S&P Global Industry Classification Standard (after giving effect to any deduction pursuant to clause (a) through clause (i) above) shall not exceed 15.0%; provided that the largest individual “S&P Industry” may represent up to 25.0%; provided further that one additional “S&P Industry” may represent up to 20.0;

(j) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are issued by Obligors domiciled in Eligible Foreign Jurisdictions shall not exceed 5.0%;

(k) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Specified Loan Assets shall not exceed 15.0%; and

(l) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are issued by a single Obligor and its Affiliates shall not exceed 5.0% of the Target Capitalization Amount; provided that for each of the two Obligors (together with their respective Affiliates) with the largest Adjusted Borrowing Values of Eligible Loan Assets included in the Collateral Portfolio, the applicable percentage above shall be 6.0% of the Target Capitalization Amount instead of 5.0% of the Target Capitalization Amount.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, between the Transferor, as contributor and the Borrower, as contributee, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.

“Conversion Date” means, with respect to any Advance, the Business Day on which such Advance was, or is to be, converted from (a) a Base Rate Advance to a SOFR Advance or (b) a SOFR Advance to a Base Rate Advance, as applicable.

“Conversion Notice” means, with respect to any Advance, the written notice, in substantially the form attached hereto as Exhibit G, evidencing the request of the Borrower to the Administrative Agent to convert such Advance from (a) a Base Rate Advance into a SOFR Advance or (b) a SOFR Advance into a Base Rate Advance, as applicable.

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is actually acquired by the Borrower.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may, in consultation with the Borrower, establish another convention in its reasonable discretion.

“Debt-to-Recurring-Revenue Ratio” means, with respect to any MRRL Asset for any period, the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition in the Loan Agreement for each Loan Asset, and in any case that “Debt-to-Recurring Revenue Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) Indebtedness of the related Obligor less Unrestricted Cash, to (b) recurring revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement; provided that, in the event of a lack of any such information necessary to calculate the Debt-to-Recurring Revenue Ratio, a Value Adjustment Event shall occur as set forth in the definition thereof.

“Defaulted Loan Asset” means a Loan Asset which has become subject to a Value Adjustment Event of the type described in clauses (i) or (ii) in the definition thereof. If the Value Adjustment Event which gave rise to a Defaulted Loan Asset is cured, the Borrower may submit such Loan Asset for review by the Administrative Agent (in its sole discretion) for the purpose of re-classifying such Loan Asset as a Loan Asset which is no longer a Defaulted Loan Asset.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after an Advance Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied (which condition precedent, together with any applicable default, shall be specifically identified in the writing or public statement referred to in clause (b) below) on the relevant Advance Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan Asset but which, once all such installments have been made, has the characteristics of a Term Loan Asset.

“Determination Date” means the 10th day of each calendar month, if such day is not a Business Day, the next succeeding Business Day.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent, the Collateral Agent and the Account Bank in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Account in accordance with Section 2.20, as applicable.

“Discount Loan” means any Loan Asset with a Purchase Price, expressed as a percentage of par, of less than 95.0%.

“Dollar” and “$” mean the lawful money of the United States.

“EBITDA” means, with respect to any period and any Loan Asset (other than any MRRL Asset), the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for each such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Equity” means, as of any date of determination, an amount equal to the greater of (x) the sum of (i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio as of such date plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account as of such date plus the amount on deposit in the Unfunded Exposure Account as of such date, minus (iii) the Unfunded Exposure Equity Amount as of such date, minus (iv) the Advances Outstanding as of such date and (y) zero.

“Eligible Foreign Jurisdiction” means the United Kingdom, the Netherlands, Germany, Sweden, Switzerland, France, Denmark, Finland and Luxembourg.

“Eligible Investment Required Ratings” means: (a) if such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or better (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) and (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) “A-1” or better (or, in the absence of a short-term credit rating, “A+” or better) from S&P.

“Eligible Loan Asset” means, at any time, a Loan Asset or Closing Date Loan Asset in respect of which, in each case, (x) the representations and warranties contained in Section 4.02 are true and correct and (y) the criteria (other than (a) with respect to any Closing Date Loan Asset, clauses (b), (bb), (gg), (rr), (ss) and (uu) contained in Schedule IV attached hereto and (b) any individual clause that the Administrative Agent in its sole discretion has, prior to the applicable Cut-Off Date, waived in writing with respect to such Loan Asset, which waiver shall solely be for the specific fact or circumstance that existed at the time of such waiver) contained in Schedule IV are satisfied.

“Eligible Replacement” has the meaning assigned to that term in Section 6.01(c).

“Eligible Successor Agent” has the meaning assigned to that term in Section 9.01(h).

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security” means (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Loan Asset and (ii) any security purchased as part of a “unit” with (or “stapled” to) a Loan Asset and that itself is not eligible for purchase by the Borrower as a Loan Asset.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).

“Excess Concentration Amount” means, with respect to all Eligible Loan Assets included in the Collateral Portfolio, the sum of the Adjusted Borrowing Value of such Eligible Loan Assets in excess of the Concentration Limits, calculated without duplication and after giving effect to any addition or removal of any Loan Asset as of the date of determination.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement and (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (A) imposed as a result of any Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax or (B) imposed as a result of a present or former connection between any Lender or Administrative Agent and the jurisdiction imposing such Taxes (other than connections arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Transaction Document, or sold or assigned an interest therein) (“Other Connection Taxes”), (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (A) such Lender acquires an interest in the Advance (other than pursuant to an assignment request by the Borrower) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office, (iii) Taxes attributable to failure by such Lender or Administrative Agent to comply with Sections 2.11(d)-(f) and (iv) any withholding Taxes imposed under FATCA.

“Exposure Amount” means, as of any date of determination, with respect to each Delayed Draw Loan Asset and Revolving Loan Asset owned by the Borrower and included in the Collateral Portfolio, the maximum unfunded commitment associated with such Delayed Draw Loan Asset and Revolving Loan Asset (including, without limitation, any letter of credit reimbursements).

“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18(b).

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement, treaty or convention or analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. Notwithstanding anything herein to the contrary, in no event shall the Federal Funds Rate be less than 0.00%.

“Fees” means (i) the Non-Usage Fee and (ii) any other fees payable to each Lender pursuant to the terms of any Lender Fee Letter.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last Out Loan” means a Loan Asset that, as of any date of determination, would qualify as a First Lien Loan Asset but (i) such Loan Asset, will be paid after one or more tranche of first Lien loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments, or (ii) the seniority in right of payment of a Working Capital Facility and/or the seniority of the Lien securing the Working Capital Facility, so long as (x) such Loan Asset does not satisfy the definition of a Qualified First Lien Loan; (y) such Loan Asset has a ratio of the aggregate commitment amount of such Working Capital Facility to EBITDA of such Obligor (based on the most recently available quarterly financial statements of such Obligor as of the Cut-Off Date for such Loan Asset) of greater than 1.25x; and (z) the Administrative Agent in its sole and absolute discretion has consented to the treatment of such Loan Asset as a First Lien Loan Asset; provided that any Loan Asset meeting the definition of a First Lien Last Out Loan that has a Senior Leverage Ratio of less than or equal to 4.25x meeting the definition of Broadly Syndicated Loan, Large Middle Market Loan, or First Lien Loan Asset may be classified as such by the Administrative Agent in its sole discretion.

“First Lien Loan Asset” means any Loan Asset (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor on such Loan Asset in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding, with the exception of a Qualified First Lien Loan, (ii) that is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan Asset (whether or not there is also a security interest of a lower priority in additional collateral)), which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Loan Agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of any Governmental Authority), and (iii) as to which the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Loan Asset and ability to generate cash flow on or about the time of acquisition or origination, as applicable, equals or exceeds the outstanding principal balance of the Loan Asset plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided that a Loan Asset that would qualify as a First Lien Loan Asset but for the seniority of the Lien on current assets securing a Working Capital Facility may be classified as a Qualified First Lien Loan in accordance with the definition thereof.

“Fitch” means Fitch Ratings, Inc., and any successor or successors thereto.

“Floor” means zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state, province, territory or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“High Yield Bond” means a debt security which is rated below investment grade.

“Indebtedness” means:

(i) with respect to any Obligor under any Loan Asset, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii); provided that, for the avoidance of doubt, any Loan Assets sold by the Borrower in a manner which is characterized on the books of the Borrower as a secured borrowing by the Borrower in accordance with GAAP but does not create any recourse to the Borrower (for example, where the Borrower sells a portion of a loan which has been restructured as a first lien loan and a first lien last out loan) shall not constitute “Indebtedness” of the Borrower.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 8.03.

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Global Securitization Services, LLC, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by the Required Lenders, in each case that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Transferor, the Servicer, or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Transferor, the Servicer, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Transferor or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Loan Assets” means the Loan Assets included in the Collateral Portfolio as of the Closing Date.

“Initial Payment Date” means the 25th day of January, 2025 (or if such day is not a Business Day, the next succeeding Business Day).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than (i) any such amount received which is required to be used to restore, improve or repair the related property or required to be paid to the Obligor under the related Loan Agreement or (ii) prior to an Event of Default hereunder and with prior written notice to the Administrative Agent, any such amount for which the Servicer has consented, in its reasonable business discretion, to be used to restore, improve or repair the related property or otherwise to be paid to the Obligor under the related Loan Agreement.

“Interest” means, with respect to any period and any Loan Asset, for the Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated under the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Loan Agreement for such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Loan Agreement, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means a sub-account (account number 225350-701 at the Account Bank) of the Collection Account into which Interest Collections shall be segregated.

“Interest Collections” means, collectively (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan Asset and (ii) all amendment fees, late fees, waiver fees, prepayment fees or other similar amounts received in respect of Loan Assets.

“Interest Period” means with respect to any SOFR Advance (i) the period beginning on, and including, the Advance Date or Conversion Date, as applicable, with respect to such SOFR Advance and ending on, but excluding, the earlier of (a) the first succeeding Payment Date or (b)(x) for any SOFR Advance with a three month maturity the numerically corresponding day in the calendar month that is three months thereafter or (y) for any SOFR Advance maturing in a month with a Payment Date, the corresponding Payment Date, and (ii) thereafter, for so long as such SOFR Advance or any portion thereof remains outstanding, each period beginning on, and including, the day after the immediately preceding Interest Period with respect to such SOFR Advance ended and ending on, but excluding, the earlier of (a) the next succeeding Payment Date or (b)(x) for any SOFR Advance with a three month maturity on the numerically corresponding day in the calendar month that is three months thereafter for SOFR Advance or (y) for any SOFR Advance maturing in a month with a Payment Date, the corresponding Payment Date. For the avoidance of doubt, for any SOFR Advance with a three month maturity, the Interest Period may not exceed (x) three months or (y) for any SOFR Advance maturing in a month with a Payment Date, a period through to the corresponding Payment Date.

“Investment Advisory Agreement” means that certain second amended and restated Investment Advisory Agreement, dated as of March 5, 2024, between Onex Direct Lending BDC Fund, a Delaware statutory trust, and Onex Credit Advisor, LLC, a Delaware limited liability company, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Investment Policies” means the Transferor’s written investment policies in effect on the date hereof (a copy of which has been previously delivered to the Administrative Agent), as same may be amended from time to time in the Transferor’s reasonable business judgment.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Large Middle Market Loan” means any Loan Asset that is a First Lien Loan Asset or a Qualified First Lien Loan, that does not qualify as Broadly Syndicated Loan and that (a) the Obligor of which has a TTM EBITDA of $75,000,000 or greater or (b) the Obligor of which has a TTM EBITDA of $50,000,000 or greater and a Senior Leverage Ratio of less than or equal to 4.75x.

“Lender” means (i) SMBC (so long as SMBC holds a Commitment or has Advances Outstanding hereunder), (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower and (iii) each other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04.

“Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the Servicer and the applicable Lender in connection with the transactions contemplated by this Agreement, including the SMBC Fee Letter, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Lien” means any mortgage or deed of trust, pledge, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Loan Asset” means any loan originated or acquired by the Transferor and contributed to the Borrower or originated or acquired by the Borrower in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor and/or the Borrower, as applicable, in and to the loan and any Underlying Collateral, but excluding, as applicable, the Retained Interest and Excluded Amounts.

“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist in the form of Exhibit P delivered by or on behalf of the Borrower to the Collateral Custodian, that identifies each of the items which constitute Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy and includes the identification number and the name of the Obligor with respect to the related Loan Asset.

“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.

“Loan Tape” means the loan listing identifying the Loan Assets delivered by the Borrower or Servicer to the Collateral Custodian and the Administrative Agent. Each such Loan Tape shall set forth the applicable information specified on Schedule III.

“LSTA” means the Loan Syndications and Trading Association.

“Make-Whole Premium” has the meaning assigned to that term in the Lender Fee Letter.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Participation Agreement” means that certain Master Participation Agreement for Par/Near Par Trades, dated as of the Closing Date, by and between the Transferor, as the transferor, and the Borrower, as the transferee.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or any other Secured Party’s lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing an Eligible Loan Asset executed or effected on or after the Cut-Off Date for such Eligible Loan Asset which:

(a) reduces or forgives any or all of the principal amount due under such Eligible Loan Asset;

(b) delays or extends the maturity date or any principal payment date for such Loan Asset (i) by more than six (6) months or, along with all prior such amendments, waivers, modifications or supplements executed or effected on or after the applicable Cut-Off Date, causes the maturity date or any principal payment date for such Loan Asset to be delayed or extended more than six (6) months in the aggregate or (ii) beyond the Facility Maturity Date; provided that clause (ii) shall not be applicable to any amendment or waiver of, or modification or supplement to, a Loan Agreement, the maturity of which was subsequent to the Facility Maturity Date as of the applicable Cut-Off Date;

(c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement with respect to any PIK Loan Asset or Partial PIK Loan Asset);

(d) (i) contractually or structurally subordinates such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens on any of the Underlying Collateral securing such Loan Asset other than (x) “Permitted Liens” or any comparable definitions or provisions in the applicable Loan Agreement related to “permitted liens” for such Loan Asset (as determined by the Servicer in accordance with the Servicing Standard) and (y) purchase-money security interests (as such term is defined in the UCC) on a portion of any of the Underlying Collateral securing such Loan Asset or (ii) the commitment amount of any loan senior to such loan is increased (except as permitted under the applicable Loan Agreement as of the applicable Cut-Off Date);

(e) substitutes, alters or releases the Underlying Collateral securing such Eligible Loan Asset and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; or

(f) amends, waives, forbears, supplements or otherwise modifies (a) the meaning of “Senior Leverage Ratio”, “Senior Net Leverage Ratio”, “Total Leverage Ratio”, “Total Net Leverage Ratio”, “Interest Coverage Ratio”, “Fixed Charge Coverage Ratio”, “Cash Interest Coverage Ratio”, “Recurring Revenue”, “Debt-to-Recurring Revenue Ratio”, or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Eligible Loan Asset or any applicable component thereof or (b) any term or provision of such Loan Agreement referenced in or utilized in the calculation of any financial covenant, including, the “Senior Leverage Ratio,” “Senior Leverage Ratio”, “Senior Net Leverage Ratio”, “Total Leverage Ratio”, “Total Net Leverage Ratio”, “Interest Coverage Ratio”, “Fixed Charge Coverage Ratio”, “Cash Interest Coverage Ratio”, “Recurring Revenue”, “Debt-to-Recurring Revenue Ratio”, or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Eligible Loan Asset, in either case, in a manner that, in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset.

For the avoidance of doubt, any transaction that refinances an existing Loan Agreement with new credit documents shall not constitute a “Material Modification” so long as agreed by the Administrative Agent and the Borrower.

“Maximum Applicable Percentage” has the meaning assigned to that term in the Lender Fee Letter.

“Maximum Facility Amount” means the aggregate Commitments as then in effect, which amount shall not exceed $1,500,000,000; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Minimum Equity Condition” means a test that will be satisfied on any date of determination that the Effective Equity is at least equal to the Minimum Required Equity Amount.

“Minimum Required Equity Amount” means (i) as of any date of determination prior to the six (6) month anniversary of the Closing Date, zero and (ii) as of any date of determination on or after the six (6) month anniversary of the Closing Date, an amount equal to the lesser of (a) the sum of the Adjusted Borrowing Values of all Eligible Loan Assets attributable to the four (4) individual Obligors (together with their Affiliates) with the largest aggregate Adjusted Borrowing Values of Eligible Loan Assets included in the Collateral Portfolio as of such date of determination and (b) $75,000,000.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“MRRL Asset” means any commercial loan that (i) the related Obligor of which is organized under the law of the United States, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law, (iii) is principally an enterprise software business that derives revenue primarily under contractual agreements and/or selling software as a service, (iv) is structured based on a multiple of the related Obligor’s Recurring Revenue and (v) contains a Recurring Revenue Loan Covenant Flip Scheduled Date and such date is no later than the three year anniversary of the Cut-Off Date; provided that the Administrative Agent may change the designation of such Loan Asset in its sole discretion if the covenants for such Loan Asset are replaced with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) (a “Recurring Revenue Reclassification Date”). For any Loan Asset subject to a Recurring Revenue Reclassification Date, any references to the Senior Leverage Ratio and Interest Coverage Ratio as of the Cut-Off Date for such Loan Asset will be to those ratios determined by the Administrative Agent in its sole discretion as of the Recurring Revenue Reclassification Date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period (other than any MRRL Asset), the meaning of “Net Leverage Ratio” or any comparable definition in the related Loan Agreement for each such Loan Asset, and in any case that “Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Non-Performing Loan Asset” means a Loan Asset in which (a) the Obligor commences restructuring or workout negotiations or completes a debt-for-equity swap, or (b) the Servicer determines in accordance with the Servicing Standard that such Loan Asset is not collectible or all of the principal amount due under such Loan Asset is reduced or forgiven.

“Non-Usage Fee” has the meaning assigned to that term in Section 2.09.

“Non-Usage Fee Rate” has the meaning assigned to that term in the Lender Fee Letter.

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreement (i) does not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) requires any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor (and none has been requested with respect to such Loan Asset held by the Borrower).

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent and each Lender in the form attached hereto as Exhibit E.

“Notice of Exclusive Control” has the meaning given to such term in the Collection Account Agreement and the Unfunded Exposure Account Agreement, as applicable; provided that the Collateral Agent, or Administrative Agent on its behalf, shall neither provide nor exercise Notice of Exclusive Control prior to the occurrence of an Event of Default (that has not been waived).

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.18, in the form attached hereto as Exhibit F.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Secured Parties, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, Breakage Fees, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Secured Parties, the Collateral Custodian and the Account Bank under this Agreement and/or any other Transaction Document, any Lender Fee Letter, the SMBC Fee Letter, any Make-Whole Premium and documented costs and documented expenses payable by the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian, including documented attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Officer’s Certificate” means a certificate signed by a director, a manager, the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided, that, Latham & Watkins LLP and Richards, Layton & Finger, PA shall be considered acceptable counsel for purposes of this definition.

“Other Connection Taxes” has the meaning assigned to that term in the definition of Excluded Taxes.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Outstanding Balance” means the outstanding principal balance of a Loan Asset, expressed exclusive of PIK Interest and accrued interest. For the avoidance of doubt, the Outstanding Balance with respect to a Revolving Loan Asset or a Delayed Draw Loan Asset shall be equal to the funded amount of such Revolving Loan Asset or Delayed Draw Loan Asset.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight SOFR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Partial PIK Loan Asset” means a Loan Asset which (a) provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received and (b) the portion of such Loan Asset that is accruing interest that is required to be paid in cash pursuant to the terms of the related Loan Agreement at an interest rate of, (i) if such Loan Asset is subject to a floating rate, is greater than the related benchmark plus the Weighed Average Applicable Spread Floor or (ii) if such Loan Asset is subject to a fixed rate, greater than 6.00%; provided that the portion of such Loan Asset that is accruing interest that is required to be paid in cash pursuant to the terms of the related Loan Agreement at an interest rate of, (i) if such Loan Asset is subject to a floating rate, greater than or equal to the related benchmark plus 4.5% or (ii) if such Loan Asset is subject to a fixed rate, greater than or equal to 7.0%, shall not be considered a Partial PIK Loan Asset.

“Participant Register” has the meaning assigned to that term in Section 11.04(d).

“Payment Date” means the 25th day of each January, April, July and October or, if such day is not a Business Day, the next succeeding Business Day, commencing on the Initial Payment Date; provided, that the final Payment Date shall occur on the Collection Date; provided further that the Administrative Agent may, in its sole discretion with three (3) Business Days’ prior written notice to the Borrower, the Collateral Agent and the Servicer, declare any Business Day a Payment Date if the Obligations have become immediately due and payable in full in accordance with Section 7.01.

“Pension Plan” has the meaning assigned to that term in Section 4.01(w).

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Investments” means any of:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America whose obligations are expressly backed by the full faith and credit of the United States of America;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Account Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) Registered debt securities bearing interest or sold at a discount issued by a corporation formed under the laws of the United States of America or any State thereof that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(iv) commercial paper or other short-term obligations (other than asset- backed commercial paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(v) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively;

provided that (1) Permitted Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (v) above, as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date unless such Permitted Investments are issued by the Account Bank in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date; and (2) none of the foregoing obligations or securities shall constitute Permitted Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction (other than withholding under FATCA) unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Servicer’s judgment, such obligation or security is subject to material non-credit related risks, (h) such obligation is a structured finance obligation or (i) such obligation or security is represented by a certificate of interest in a grantor trust. Permitted Investments may include, without limitation, those investments issued by or made with the Account Bank or for which the Account Bank or an Affiliate thereof provides services and receives compensation; provided that, notwithstanding the foregoing clauses (i) through (v), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for federal, state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) with respect to any Underlying Collateral, Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Transaction Documents and (d) any custodial liens arising in favor of Sumitomo Mitsui Banking Corporation or the Collateral Custodian.

“Permitted RIC Distribution” means distributions on any Payment Date to the Transferor (from the Collection Accounts or otherwise) to the extent required to allow the Transferor to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Transferor in or with respect to any taxable year of the Transferor (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Transferor shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Transferor to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of clause (i), (ii) or (iii) above, calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Permitted Securitization” means any private or public term or conduit securitization transaction undertaken by the Transferor, the Borrower or an Affiliate of the Transferor, that is secured, directly or indirectly, by any Loan Asset formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement in connection with a Discretionary Sale, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and, in any case, for which the Administrative Agent or any of its Affiliates acts as lead arranger.

“Person” means an individual, partnership, exempted limited partnership, exempted company, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity. For the avoidance of doubt, a Person need not have a separate legal identity.

“PIK Interest” means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as interest as it accrues.

“PIK Loan Asset” means a Loan Asset which (a) provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received and (b) the portion of such Loan Asset that is accruing interest that is required to be paid in cash pursuant to the terms of the related Loan Agreement at an interest rate of, (i) if such Loan Asset is subject to a floating rate, less than the related benchmark plus the Weighed Average Applicable Spread Floor or (ii) if such Loan Asset is subject to a fixed rate, less than 6.0%.

“Plan Assets” has the meaning assigned to that term in Section 7.01(q)(i).

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.

“Portfolio Assets” means all Loan Assets in which the Borrower has an interest, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b) all rights with respect to the Loan Assets to which the Transferor and/or the Borrower, as applicable, is entitled as lender under the applicable Loan Agreement;

(c) the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date and all liquidation proceeds;

(e) all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

(f) all Insurance Policies with respect to any Loan Asset;

(g) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h) the Contribution Agreement (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Contribution Agreement;

(i) all records (including computer records) with respect to the foregoing; and

(j) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Prime Rate” means the rate publicly announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors; provided that if the Prime Rate is less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and the Lenders may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Principal Collection Account” means a sub-account (account number 225350-700 at the Account Bank) of the Collection Account into which Principal Collections shall be segregated.

“Principal Collections” means (i) any amounts deposited by the Borrower in accordance with Section 2.06(a)(i) or Section 2.07(c)(i) and (ii) with respect to any Loan Asset, all amounts received which are not Interest Collections and any other amounts that have been designated as Principal Collections by the Borrower pursuant to the terms of this Agreement, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan Asset. For the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing all Commitments of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate of all Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Proceeds” means, with respect to any property included in the Collateral Portfolio, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“Purchase Price” means, with respect to any Eligible Loan Asset, the value (expressed as a percentage of the Outstanding Balance of such Loan Asset) equal to the purchase price thereof; provided that the purchase price of an Eligible Loan Asset purchased in the primary syndication thereof at a price equal to or greater than 95% of par (including any purchase at a premium) shall be deemed to be par for all purposes of this definition.

“Qualified First Lien Loan” means a Loan Asset that, as of any date of determination, would qualify as a First Lien Loan Asset but for the seniority in right of payment of a Working Capital Facility and/or the seniority of the Lien securing the Working Capital Facility, so long as, as of the applicable Cut-Off Date: (i) such Working Capital Facility has an aggregate commitment equal to not more than 20.0% of the sum of (a) the aggregate commitment amount of such Working Capital Facility, (b) the aggregate commitment amount of such Loan Asset and (c) the aggregate commitment amount of any other Indebtedness that is pari passu with, or senior to, such Loan Asset; (ii) such Loan Asset has a ratio of the aggregate commitment amount of such Working Capital Facility to EBITDA of such Obligor (based on the most recently available quarterly financial statements of such Obligor) not greater than 1.25x; and (iii) the Administrative Agent in its sole and absolute discretion has consented to the treatment of such Loan Asset as a Qualified First Lien Loan; provided that any Loan Asset meeting the definition of a Qualified First Lien Loan that has a Senior Leverage Ratio of less than or equal to 4.0x meeting the definition of Broadly Syndicated Loan or Large Middle Market Loan may be classified as a Broadly Syndicated Loan or a Large Middle Market Loan, as applicable, by the Administrative Agent in its sole discretion.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower has acquired an interest pursuant to the Contribution Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Defaulted Loan Asset is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Recurring Revenue” means with respect to any MRRL Asset, the meaning of “Recurring Revenue” or any comparable definition in the Loan Agreement for each MRRL Asset relating to recurring maintenance or support revenues, subscription revenues, and recurring revenues attributable to software licensed or sold (excluding one-time license revenues) in the related Loan Agreement, or in the case of any Loan Asset with respect to which the Loan Agreements do not include a definition of “Recurring Revenue” or any comparable term, the amount of revenues of such Obligor in respect of perpetual licenses, subscription agreements, maintenance streams or other similar and perpetual cash flow streams, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the applicable Loan Agreement.

“Recurring Revenue Loan Covenant Flip Scheduled Date” means, with respect to any MRRL Asset, to the extent included in the Loan Agreement, as of its date of acquisition by the Borrower, the scheduled date upon which the covenants for such Loan Asset are to be replaced with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) as specified in the original Loan Agreement for such Loan Asset.

“Recurring Revenue Reclassification Date”: The meaning specified in the definition of MRRL Asset.

“Register” has the meaning assigned to that term in Section 2.14.

“Registered” means in registered form for U.S. federal income tax purposes.

“Reinvestment Period” shall mean the period commencing on the Closing Date and ending on the day preceding the earliest of (i) the thirty-six (36) month anniversary of the Closing Date (or such later date as results from the Reinvestment Period Extension in accordance with and pursuant to Section 2.01(c)(i), or as is otherwise agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lenders in their sole discretion), (ii) the date declared by the Administrative Agent or the Required Lenders after the occurrence of an Event of Default (that has not been waived) (other than the occurrence of a Bankruptcy Event relating to the Borrower), (iii) the occurrence of a Bankruptcy Event relating to the Borrower and (iv) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b).

“Reinvestment Period Extension” has the meaning assigned to that term in Section 2.01(c)(i).

“Release Date” has the meaning set forth in Section 2.07(c).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Cash Interest Coverage Ratio, Total Leverage Ratio, Net Leverage Ratio or Senior Leverage Ratio, as applicable, for such Loan Asset in the related Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the related Loan Agreement, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor; provided further that each such calculation shall be made utilizing the most recent compliance certificate provided by the Borrower pursuant to Section 6.08(c) or in connection with the acquisition of such Loan Asset; provided, however, that in the absence of a compliance certificate each such calculation shall be made by the Servicer in a manner substantially consistent with and acceptable under the general market practices.

“Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period or the Conversion Date, as applicable, and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reportable Event” has the meaning assigned to that term in Section 5.01(q).

“Reporting Date” means the date that is seven Business Days after each Determination Date.

“Repurchase Price” has the meaning set forth in Section 2.07(c)(i).

“Required Lenders” means, as of any date of determination, one or more Lenders representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that at any time SMBC (and its successors and assigns who are Affiliates) maintains the Agent Minimum Hold and acts as a Lender, then “Required Lenders” shall include SMBC (and its successors and assigns who are Affiliates); provided further that at any time two (2) or more unaffiliated Lenders have a Commitment under this Agreement, then “Required Lenders” must be comprised of at least two (2) unaffiliated Lenders; provided, however, that if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Commitments shall be excluded from the determination of Required Lenders.

“Required Loan Documents” means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a) (i) other than in the case of a Noteless Loan Asset, the original executed promissory note or, if accompanied by an original “lost note” affidavit and indemnity, a copy of the executed underlying promissory note, endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder thereof to the Borrower) and (ii) if such promissory note is not issued in the name of the Borrower or in the case of a Noteless Loan Asset, a copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from the prior third party owner thereof (if any) to the Borrower and from the Borrower either to the Collateral Agent or in blank; and

(b) to the extent applicable to the related Loan Asset, copies of the executed (i) guaranty, (ii) underlying credit or loan agreement (or similar agreement pursuant to which the related Loan Asset has been issued or created) and (iii) security agreement, mortgage or other agreement that secures the obligations represented by such Loan Asset, in each case as set forth on the Loan Asset Checklist.

“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Transferor required pursuant to Section 6.08(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(e), the financial reporting of the Transferor and the quarterly statements as to compliance required pursuant to Section 6.08(g), tax returns and reports filed by the Borrower or the Transferor required pursuant to Section 6.08(h), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Agented Loan that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Loan and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Loan that relate to such portion(s) of the indebtedness that is owned by another lender.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“S&P” means S&P Global Ratings, and any successor or successors thereto.

“S&P Global Industry Classification Standard” means any of the industry categories set forth in Schedule VI hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the S&P Global Industry Classification Standard codes; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.

“Sanctioned Entity” means (a) any individual or entity that is identified on any Sanctions-related list of designated persons (including, but not limited to, the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control), (b) any individual or entity that is organized or resident in a territory or country that is the subject of comprehensive Sanctions (at the Closing Date, Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and non-government-controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine), (c) the Government of Venezuela or (d) any individual or entity that is 50.0% or more owned or controlled, directly or indirectly, by one or more individuals or entities described in the foregoing clause (a), (b) or (c).

“Sanctions” means any and all economic or financial sanctions and trade embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom or (e) any other governmental authorities with jurisdiction over the Borrower, the Servicer or their respective Subsidiaries.

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second Lien Loan” means any Loan Asset (other than a First Lien Loan Asset) that is secured by a pledge of collateral which such security interest is validly perfected and second priority (subject to customary exceptions for Permitted Liens, including but not limited to tax liens and liens in connection with the Working Capital Facilities); and the value of the collateral securing the loan on or about the related Cut-Off Date together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and demands for that cash flow) is adequate (in the good faith judgment of the Servicer) to repay the Outstanding Balance of the Loan Asset in accordance with its terms and to repay the aggregate outstanding balances of all other loans of equal or higher seniority secured by a valid first-priority or second-priority security interest or lien in, to or on the same collateral.

“Secured Party” means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent and the Account Bank.

“Senior Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period (other than any MRRL Asset), the meaning of “Senior Leverage Ratio” or any comparable definition relating to first lien senior secured related (or such applicable lien or applicable level within the capital structure) indebtedness in the related Loan Agreement for each such Loan Asset, and in any case that “Senior Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01, to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicer Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Servicer or any ERISA Affiliate of the Servicer contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a) a Bankruptcy Event shall occur with respect to the Servicer;

(b) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(c) any failure on the part of the Servicer duly to observe or perform in any material respect (or if such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such covenant or agreement shall be observed or performed in all respects) any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(d) the Servicer fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured (i) with respect to any failure due solely to an administrative error, within five Business Days or (ii) with respect to any other failure, within two Business Days;

(e) the failure of the Servicer to make any payment of Indebtedness when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party for such debt in an aggregate amount in excess of $15,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in or permits the acceleration of such amount of recourse debt, whether or not waived;

(f) the occurrence of an Event of Default or the Facility Maturity Date occurs;

(g) Onex Credit Advisor, LLC shall assign its rights or obligations as “Advisor” for the Transferor to (i) any non-Affiliate without the consent of each Lender and the Administrative Agent (as required by Section 11.04(a)), other than any assignment effected in connection with a transaction which meets the requirements of Section 5.04(a) or (ii) any Affiliate (unless such affiliate is a successor to the Advisor or has a management team and platform substantially similar to the Advisor);

(h) any failure by the Servicer to deliver (i) any Servicing Report on or before the date occurring two Business Days after the date such report is required to be delivered, or (ii) any other Required Reports hereunder on or before the date occurring ten Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement; or

(i) a Change of Control Event shall occur with respect to the Servicer.

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360; provided the rate set forth in clause (i) may hereof may be increased up to 0.00% at the sole discretion of the Administrative Agent in the event that a Replacement Servicer (other than SMBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c); provided further that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Servicing Fee payable on any Payment Date.

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets, to service and administer such Loan Assets on behalf of the Borrower for the benefit of the Secured Parties (including in respect of any exercise of discretion) with reasonable care (i) using a similar degree of care, skill and attention as it employs with respect to similar collateral that which the Servicer exercises with respect to comparable assets and/or portfolios that such Person manages for itself and others having similar investment objectives and restrictions and (ii) to the extent not inconsistent with clause (i), the Servicer’s customary standards, policies and procedures.

“SMBC” means Sumitomo Mitsui Banking Corporation, a Japanese banking corporation, in its individual capacity, together with its successors and assigns.

“SMBC Fee Letter” means that certain fee letter agreement, dated as of the Closing Date, by and among the Borrower, the Servicer and the Administrative Agent, as amended, modified, waived, supplemented, restated or replaced from time to time.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means (x) (i) any Advance made as a SOFR Advance in accordance with Section 2.02(b) and (ii) not converted into a Base Rate Advance in accordance with Section 2.02(c) and (y) any Advance converted from a Base Rate Advance to a SOFR Advance in accordance with Section 2.02(c).

“SOFR Advances Outstanding” means, at any time, the outstanding SOFR Advances.

“SOFR Yield” means, for any SOFR Advances Outstanding, and any Interest Period for each such SOFR Advance, the sum of the amounts determined for each day in such Interest Period in accordance with the following formula:

YR x L
D

where:	YR	=	the SOFR Yield Rate applicable to such SOFR Advance during such Interest Period;

	L	=	the outstanding principal amount of such SOFR Advance on such day; and

	D	=	365 or 366, as applicable.

“SOFR Yield Rate” means, for any SOFR Advance, as of any date of determination during any Interest Period applicable to such SOFR Advance, an interest rate per annum equal to Term SOFR for such SOFR Advance during such Interest Period plus the Applicable Spread.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Specified Loan Asset” means any Loan Asset designated by the Servicer as a Specified Loan Asset and that qualifies as Broadly Syndicated Loan, as of the applicable Cut-Off Date, and such Loan Asset has a Specified Rating of “B-” or better (or the equivalent for such Approved Rating Agency).

“Specified Rating” means a credit estimate or public or private rating from an Approved Rating Agency; provided that if an Obligor of a Loan Asset has ratings from multiple Approved Rating Agencies, the Specified Rating shall be the lowest of the ratings; provided further that if a Specified Loan Asset has ratings from multiple Approved Rating Agencies, the Specified Rating shall be (a) if rated by two Approved Rating Agencies, the lowest of such ratings, (b) if rated by three Approved Rating Agencies and two of the ratings are equivalent, such equivalent rating and (c) if rated by three Approved Rating Agencies and each such rating is not equivalent, the middle of such ratings.

“State” means one of the fifty states of the United States, the District of Columbia or Puerto Rico.

“Stated Maturity Date” means the Business Day immediately preceding October 3, 2029 or such later date as results from the Stated Maturity Date Extension in accordance with and pursuant to Section 2.01(c)(ii), or as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lenders in their sole discretion.

“Stated Maturity Date Extension” has the meaning assigned to that term in Section 2.01(c)(ii).

“Step-Down Obligation” means an obligation or security which by the terms of the related Loan Agreement provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, over time (in each case other than decreases that are conditioned upon an improvement in the creditworthiness of the obligor or changes in a pricing grid or based on improvements in financial ratios); provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Borrower will not constitute a Step-Down Obligation.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor which obligor is a special purpose entity, including collateralized debt obligations and mortgage-backed securities.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(c)(ii).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Security” means a security or swap transaction, other than a participation interest in a Loan Asset, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Capitalization Amount” means, as of any date of determination, the

Maximum Facility Amount as of such date of determination divided by 70.0%.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Borrower arising from an extension of credit by the Borrower to an Obligor.

“Term SOFR” means, for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period (other than any MRRL Asset), the meaning of “Total Leverage Ratio” relating to total Indebtedness in the Loan Agreement for such Loan Asset, and in any case that “Total Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio with respect to the applicable Obligor of (a) total Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Loan Agreement.

“Transaction Documents” means this Agreement, any Joinder Supplement, the Contribution Agreement, the Master Participation Agreement, the Collection Account Agreement, the Unfunded Exposure Account Agreement, the Collateral Custodian and Account Bank Fee Letter, each Lender Fee Letter and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 11.04(a).

“Transferor” means Onex Direct Lending BDC Fund, in its capacity as the Transferor hereunder and as the seller under the Contribution Agreement, together with its successors and assigns in such capacity.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“TTM EBITDA” means, with respect to any Obligor for which twelve full fiscal months (or such other periodic increments totaling no less than one consecutive year) of relevant financial data are available, as of any date of determination, EBITDA for such Obligor for the trailing twelve-month period ending on such date, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the applicable Collateral Reporting Package and, with respect to any Loan Asset with respect to which the Obligor has undergone a material acquisition, merger or other similar material corporate event within the Relevant Test Period, calculated on a pro forma basis as if such event had occurred at the beginning of the Relevant Test Period so long as such pro forma calculation is provided for in the related Loan Agreement.

“TTM Recurring Revenue” means, with respect to any Obligor for which twelve full fiscal months (or such other periodic increments totaling no less than one consecutive year) of relevant financial data are available, as of any date of determination, Recurring Revenue for such Obligor for the trailing twelve-month period ending on such date, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the applicable Collateral Reporting Package and, with respect to any Loan Asset with respect to which the Obligor has undergone a material acquisition, merger or other similar material corporate event within the Relevant Test Period, calculated on a pro forma basis as if such event had occurred at the beginning of the Relevant Test Period so long as such pro forma calculation is provided for in the related Loan Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Unencumbered Liquidity” means, as of any date of determination, the sum of (a) cash or cash equivalents not subject to any Lien held by the Transferor and its Affiliates (other than the Borrower), (b) undrawn commitments under other credit facilities of the Transferor; provided no default exists thereunder and all conditions precedent (including sufficient borrowing base, if applicable) which borrowing under such commitments can be satisfied at such time and to the extent the proceeds of advances thereunder are available to be contributed to the Borrower without any third party consent, (c) other liquid assets not subject to any Lien of the Transferor acceptable to the Administrative Agent in its sole discretion and (d) the amount, if any, by which Borrowing Base exceeds Advances Outstanding under this agreement.

“Unfunded Exposure Account” means a securities account (account number 225350-703 at the Account Bank) in the name of the Collateral Agent and under the control of the Collateral Agent for the benefit of the Secured Parties; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Account Agreement” means that certain Controlled Account Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent, and the Collateral Agent, which agreement relates to the Unfunded Exposure Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Unfunded Exposure Amount” means, as of any date of determination, with respect to an Eligible Loan Asset that constitutes a Revolving Loan Asset or Delayed Draw Loan Asset, an amount equal to the aggregate amount of all Exposure Amounts related to such Loan Asset.

“Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).

“Unfunded Exposure Equity Amount” means, on any date of determination, an amount equal to:

(i) for all Eligible Loan Assets that constitute Delayed Draw Loan Assets and Revolving Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) the Exposure Amount for each such Eligible Loan Asset multiplied by (b) the difference of (x) 100% minus (y) the Applicable Percentage for each such Eligible Loan Asset;

plus

(ii) for all Eligible Loan Assets that constitute Delayed Draw Loan Assets and Revolving Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) the difference (x) of 100% minus (y) the Assigned Value associated with each such Eligible Loan Asset, (b) the Applicable Percentage for each such Eligible Loan Asset, and (c) the Exposure Amount for each such Eligible Loan Asset.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” means, (a) with respect to any MRRL Asset, the meaning of “Unrestricted Cash” or any comparable term in the Loan Agreement for the applicable Loan Asset and (b) in any case that “Unrestricted Cash” or such comparable term is not defined in such Loan Agreement or otherwise as applicable in this Agreement, cash and cash equivalents of the applicable Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.

“Unsecured Loan” means a senior unsecured Loan Asset obligation of any corporation, partnership or trust which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such Loan Asset.

“Unused Portion” has the meaning assigned to that term in Section 2.09.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to that term in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.11(d).

“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(i) an Obligor payment default with respect to all or any portion of one or more payments of principal or interest under such Loan Asset (after giving effect to any grace and/or cure period set forth in the applicable Loan Agreement, but not to exceed five Business Days) (including in respect of the acceleration of the debt under the applicable Loan Agreement);

(ii) a Bankruptcy Event with respect to the related Obligor (without giving effect to cure period in the definition of “Bankruptcy Event”);

(iii) a Material Modification with respect to such Loan Asset;

(iv) a payment default as to all or any portion of one or more payments of principal or interest has occurred in relation to any other senior or pari passu obligation for borrowed money of the related Obligor which failure has not been cured within five Business Days after the applicable due date (without giving effect to any grace and/or cure periods thereunder) (including in respect of the acceleration of the debt under the applicable Loan Agreement);

(v) the Servicer has deemed such Loan Asset to be a Non-Performing Loan Asset;

(vi) (x) the failure by the related Obligor to deliver a “loan level” financial reporting package to the Borrower no later than after the end of each quarter or 210 days after the end of each fiscal year (or such greater number of days as allowed by the applicable Loan Agreement, including any grace and/or cure period set forth in the Loan Agreement, and commencing in accordance with the applicable Loan Agreement, or as otherwise may be waived by the applicable underlying lender group), or (y) any other Obligor breach of a financial covenant under the related Loan Agreement for such Loan Asset (after giving effect to any applicable grace or cure periods in accordance with the applicable Loan Agreement) that could reasonably be expected to have a material and adverse effect on the creditworthiness of such Obligor or on the collectability of any amount required, in each case, unless waived or otherwise agreed to by the Administrative Agent in its sole discretion;

(vii) the Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset (other than with respect to any MRRL Asset) (x) is more than 0.75x higher than such Senior Leverage Ratio as calculated on the applicable Cut-Off Date or the Recurring Revenue Classification Date (if applicable) (provided that if any other positions of the Borrower in such Loan Asset existed on its Cut-Off Date then the ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply, unless the Administrative Agent agrees otherwise) and (y) is more than 3.50x;

(viii) if such Loan Asset is a MRRL Asset, the trailing twelve-month- Debt-to-Recurring Revenue for such Obligor has increased (a) 0.50x or more based on annualized revenue for the most recently reported quarter of such Obligor or (b) 0.50x or more based on the trailing twelve-month revenue of such Obligor, in each case, compared to the applicable ratio as of Cut-Off Date;

(ix) if such Loan Asset is a MRRL Asset, the TTM Recurring Revenue for such Obligor has declined by more than 15.0% from the Cut-Off Date;

(x) with respect to First Lien Last Out Loans and Second Lien Loans, the Total Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) more than 0.75x higher than such ratio as calculated on the applicable Cut-Off Date (provided that if any other positions of the Borrower in such Loan Asset existed on its Cut-Off Date then the ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply, unless the Administrative Agent agrees otherwise) or the Recurring Revenue Reclassification Date (if applicable) and (B) greater than 3.50x; or

(xi) the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) less than 85% of the Cash Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date (provided that if any other positions in such Loan Asset existed on its Cut-Off Date then the Cash Interest Coverage Ratio utilized for the position of the Borrower with the earliest of such other Cut-Off Dates shall apply, unless the Administrative Agent agrees otherwise) or the Recurring Revenue Reclassification Date (if applicable) and (B) less than 1.50x;

(xii) If such Loan Asset is rated by an Approved Rating Agency, the Specified Rating of the Obligor of such Loan Asset is reduced below “B-” (or the equivalent for such Approved Rating Agency) or had its rating withdrawn by an Approved Rating Agency;

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Event” means, as to any Loan Asset, (i) the discovery that, as of the related Cut-Off Date, such Loan Asset did not satisfy the definition of “Eligible Loan Asset” or there otherwise existed a breach of any representation or warranty relating to such Loan Asset or (ii) the Borrower fails to satisfy Section 3.02(a)(ii) or Section 3.04(b), as applicable, with respect to such Loan Asset, and in each case, the failure of the Borrower to cure such breach, or cause the same to be cured, within ten (10) Business Days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof.

“Warranty Loan Asset” means any Loan Asset with respect to which a Warranty Event has occurred.

“Weighed Average Applicable Spread Floor” has the meaning assigned to that term in the Lender Fee Letter.

“Weighted Average Applicable Percentage” means, for all Eligible Loan Assets included in the Collateral Portfolio, on any date of determination, the weighted average of the Applicable Percentages applicable to the Eligible Loan Assets included in the Collateral Portfolio on such day, weighted according to the proportion of the Adjusted Borrowing Value that each Loan Asset forming a part of the Collateral Portfolio represents; provided that such amounts shall exclude any portion included in the Excess Concentration Amount.

“Weighted Average Applicable Percentage Cap” has the meaning assigned to that term in the Lender Fee Letter.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital Facility” means a revolving lending facility secured by all or a portion of the current assets of the related Obligor and otherwise unsecured or that has a pari-lien or a junior-lien security interest with respect to the other assets of the related Obligor.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means the sum of the following, payable on each Payment Date:

(a) the aggregate SOFR Yield for all SOFR Advances Outstanding that (i) have an Interest Period that ends on such Payment Date, (ii) for any SOFR Advance that had an Interest Period that has ended after the immediately preceding Payment Date, to the extent that SOFR Yield with respect to such principal remains accrued and unpaid and (iii) for any part of the outstanding principal amount of a SOFR Advance that was prepaid on a day other than a day on which an Interest Period for such SOFR Advance ended, to the extent that SOFR Yield with respect to such prepaid principal remains accrued and unpaid; plus,

(b) with respect to any previously ended Remittance Period during which any Base Rate Advances were outstanding, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

YR x L
D

where:	YR	=	the Base Rate Yield Rate applicable on such day;

	L	=	the aggregate principal amount of the Base Rate Advances Outstanding on such day; and

	D	=	365 or 366, as applicable.

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Zero Coupon Bond” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time (unless expressly specified otherwise);

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i) references herein to the knowledge or actual knowledge of a Person shall mean, except as explicitly provided herein, the actual knowledge following reasonable inquiry under the circumstances of a Responsible Officer of such Person; and

(j) for any Loan Asset subject to a Recurring Revenue Reclassification Date, any references to the EBITDA or debt-to-EBITDA ratio at the time of acquisition for such Loan Asset will be to those amounts determined as of the Recurring Revenue Reclassification Date.

Section 1.05 Concentration Limit Calculation Procedures.

(a) For purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Loan Asset or Permitted Investment, the trade date (and not the settlement date) with respect to any such Loan Asset or Permitted Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.

(b) For purposes of calculating the Concentration Limits, the trade date (and not the settlement date) with respect to each Loan Asset shall be used for such calculation.

(c) All determinations of the Concentration Limits shall be determined in good faith by the Servicer subject to the ability of the Administrative Agent to object to such determination. In the event the Administrative Agent objects to such calculation, the Administrative Agent and the Servicer shall work in good faith to determine the Concentration Limits.

Section 1.06 Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.07 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability (except as provided herein) with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE FACILITY

Section 2.01 The Advances.

(a) Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request that the Lenders make advances for the purpose of financing Eligible Loan Assets (each, an “Advance”), secured by the Collateral Portfolio, (x) to the Borrower for the purpose of purchasing Eligible Loan Assets, (y) to the Unfunded Exposure Account in an amount up to the Aggregate Unfunded Exposure Amount or (z) to be paid to the Borrower for distributions to the Transferor (so long as such distribution is permitted pursuant to Section 5.02(m)). Other than pursuant to Section 2.02(f), under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred (and has not been waived), or would result therefrom, or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower (or to the Unfunded Exposure Account, if applicable) with aggregate funds in connection with an Advance that would exceed such Lender’s unused Commitment then in effect.

(b) Each of the Lenders and the Borrower hereby represents and warrants that they intend the Advances made hereunder to constitute “loans” and not “securities” for purposes of Section 8-102(15) of the UCC.

(c) (i) So long as no Event of Default has occurred (and has not been waived), or would result therefrom, or an Unmatured Event of Default exists or would result therefrom, the Borrower may, at any time after the first anniversary of the Closing Date, make a request to the Administrative Agent and the Lenders to extend the date set forth in clause (i) of the definition of “Reinvestment Period” for a period of one year (or such shorter period as determined by the Servicer and mutually agreed to by the Administrative Agent, each of the Lenders, the Borrower and the Servicer) (such extension, the “Reinvestment Period Extension”). The effectiveness of the Reinvestment Period Extension shall be conditioned, if applicable, upon the payment to the Administrative Agent (for the benefit of the Lenders that agree to the Reinvestment Period Extension), in immediately available funds in United States Dollars, of the market rate extension fee requested by the Administrative Agent and mutually agreed to by the Borrower. For the avoidance of doubt, the Borrower agrees that any of the Lenders or the Administrative Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in clause (i) of the definition of “Reinvestment Period”.

(ii) So long as no Event of Default has occurred (and has not been waived), or would result therefrom, or an Unmatured Event of Default exists or would result therefrom, the Borrower may, at any time after the first anniversary of the Closing Date, make a request to the Administrative Agent and the Lenders to extend the date set forth in the definition of “Stated Maturity Date” for a period of one year (or such shorter period as determined by the Servicer and mutually agreed to by the Administrative Agent, each of the Lenders, the Borrower and the Servicer) (such extension, the “Stated Maturity Date Extension”). The effectiveness of the Stated Maturity Date Extension shall be conditioned, if applicable, upon the payment to the Administrative Agent (for the benefit of the Lenders that agree to the Stated Maturity Date Extension), in immediately available funds in United States Dollars, of the market rate extension fee requested by the Administrative Agent and agreed to by the Borrower. For the avoidance of doubt, the Borrower agrees that any of the Lenders or the Administrative Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in the definition of “Stated Maturity Date”.

Section 2.02 Procedure for Advances.

(a) During the Reinvestment Period, the Lenders will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b) The Borrower shall request an Advance by delivering irrevocable written notice in the form of a Notice of Borrowing, in which the Borrower shall specify whether the Advance shall be a SOFR Advance or a Base Rate Advance. For each SOFR Advance, the Borrower shall deliver a Notice of Borrowing to the Administrative Agent and each Lender (with a copy to the Account Bank) no later than 1:00 p.m. at least two Business Days before the Business Day on which the SOFR Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. For each Base Rate Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent and each Lender no later than 1:00 p.m. one Business Day prior to the Business Day on which such Base Rate Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and the current Loan Tape, and shall specify:

(i) the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that, except with respect to an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;

(ii) the proposed Advance Date (which shall be a Business Day) and whether such Advance will be a SOFR Advance or a Base Rate Advance;

(iii) a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied;

(iv) the amount of cash that will be funded into the Unfunded Exposure Account in connection with any Revolving Loan Asset or Delayed Draw Loan Asset funded by such Advance, if applicable; and

(v) whether such Advance (or portion thereof) should be remitted to an account specified by the Borrower or the Unfunded Exposure Account.

On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Borrower, either (i) make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower has designated in writing or (ii) remit in same day funds an amount equal to such Lender’s Pro Rata Share of such Advance into the Unfunded Exposure Account; provided that, with respect to an Advance funded pursuant to Section 2.02(f), each Lender shall remit the Advance equal to such Lender’s Pro Rata Share of the Unfunded Exposure Amount Shortfall in same day funds to the Unfunded Exposure Account.

(c) Each SOFR Advance shall bear interest at the applicable SOFR Yield Rate. The Base Rate Advances Outstanding shall bear interest at the Base Rate Yield Rate. So long as no Event of Default has occurred (and has not been waived), the Borrower may request that the Administrative Agent convert (i) any Base Rate Advance, in whole and not in part, to a SOFR Advance or (ii) any SOFR Advance, in whole and not in part, to a Base Rate Advance, in each case, by delivering a Conversion Notice to the Administrative Agent no later than 1:00 p.m. at least two Business Days before the Conversion Date on which (x) such Base Rate Advance is to be converted into a SOFR Advance or (y) such SOFR Advance is to be converted into a Base Rate Advance, as applicable. All Advances and all interest thereon shall be due and payable in full on the Facility Maturity Date.

(d) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Make-Whole Premium, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium.

(e) [Reserved].

(f) Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default (that has not been waived) (other than the occurrence of a Bankruptcy Event with respect to the Borrower) or the existence of an Unmatured Event of Default or a Borrowing Base Deficiency), if, upon the occurrence of an Event of Default (that has not been waived) or on the last day of the Reinvestment Period, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Unfunded Exposure Amount Shortfall”). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund its Pro Rata Share of such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, (a) the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02, (b) the occurrence of an Event of Default (that has not been waived) (other than the occurrence of a Bankruptcy Event with respect to the Borrower) or (c) the existence of (x) an Unmatured Event of Default or (y) a Borrowing Base Deficiency); provided that:

(i) each Lender may fund such Unfunded Exposure Amount Shortfall in its sole discretion to the extent that doing so would cause such Lender to make an Advance that would result in the aggregate outstanding principal amount of such Pro Rata Share of Advances to exceed such Lender’s Pro Rata Share of its Commitment;

(ii) the Borrower shall have caused a properly completed Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available) to be delivered to the Administrative Agent (with a copy to the Lenders) on a timely basis; and

(iii) to the extent the Reinvestment Period has ended due to the occurrence of an Event of Default (that has not been waived), each Lender shall have a funding obligation with respect to the Unfunded Exposure Amount Shortfall under this Section 2.02(f) solely to the extent that (A) the Borrower shall have, prior to the applicable Advance Date, deposited an amount not less than the Unfunded Exposure Equity Amount in the Unfunded Exposure Account pursuant to Section 2.04(a)(vii) or by an equity contribution by the Transferor or by any combination of those two methods and (B) such funds, as of such Advance Date, remain on deposit in the Unfunded Exposure Account.

For the avoidance of doubt, the Borrower shall not be required to fund the Unfunded Exposure Account unless and until the occurrence of an Event of Default (that has not been waived) or the last day of the Reinvestment Period or as required to prevent the occurrence of a Borrowing Base Deficiency. For the further avoidance of doubt, any obligation of a Lender to make an Advance pursuant to this Section 2.02(f) shall be without prejudice to the obligation of the Borrower to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom.

(g) The obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.03 Determination of Yield. The Administrative Agent shall determine the Yield for the Advances Outstanding (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period or Interest Period, as applicable, and shall advise the Servicer thereof on or prior to the third Business Day prior to such Payment Date.

Section 2.04 Remittance Procedures. The Servicer shall instruct the Account Bank by delivery of the Servicing Report to the Account Bank and the Collateral Agent and, if the Servicer fails to do so, the Collateral Agent may instruct the Account Bank, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control that has not been rescinded by the Collateral Agent, the Collateral Agent shall instruct the Account Bank to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a) Interest Payments prior to the end of the Facility Maturity Date or an Event of Default. Prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, on each Payment Date the Servicer shall (or, after delivery of a Notice of Exclusive Control, the Collateral Agent shall) transfer Interest Collections held by the Account Bank in the Interest Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i) to the applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio; provided that amounts payable with respect to this clause (i) shall not exceed $100,000 for any 12-month period;

(ii) to the Collateral Custodian and the Account Bank, in payment in full of all accrued (A) Collateral Custodian and Account Bank Fees and (B) Collateral Custodian and Account Bank Expenses as set forth in the Collateral Custodian and Account Bank Fee Letter; provided that amounts payable with respect to clause (ii)(B) shall not exceed $125,000 for any 12-month period;

(iii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses; provided that amounts payable with respect to Collateral Agent Expenses pursuant to this clause (iii) (and Section 2.04(b)(i) and (c)(iii), if applicable) shall not, collectively, exceed $50,000 for any 12-month period; provided further that if there are any indemnification obligations owed to the Collateral Agent which cause such amounts payable to exceed $50,000 for any 12-month period, then amounts payable pursuant to this clause (iii) (and Section 2.04(b)(i) and (c)(iii), if applicable) shall not, collectively exceed $100,000 for any 12-month period;

(iv) to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(v) to the Administrative Agent, all accrued and unpaid fees, out-of- pocket expenses (including reasonable and reasonably documented out-of-pocket outside attorneys’ fees, costs and expenses), indemnity amounts, amounts owed pursuant to Erroneous Payment Subrogation Rights and any other administrative expenses and amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;

(vi) pro rata, in accordance with the amounts due under this clause, to each Lender, all Yield and the Non-Usage Fee that are accrued and unpaid as of the last day of the related Remittance Period;

(vii) pro rata, to each Lender, all accrued and unpaid fees (including Breakage Fees and any applicable Make-Whole Premium in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b)), out-of-pocket expenses (including reasonable and reasonably documented out-of-pocket outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender under the Transaction Documents;

(viii) at the discretion of the Servicer, to the Unfunded Exposure Account up to an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Equity Amount;

(ix) to pay Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency or satisfy the Minimum Equity Condition (on a pro forma basis after giving effect to the payment to be made on such Payment Date);

(x) to pay the Advances Outstanding in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);

(xi) to the Transferor as a Permitted RIC Distribution as directed by the Servicer;

(xii) to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;

(xiii) to the Collateral Custodian and the Account Bank, in payment in full of all accrued Collateral Custodian and Account Bank Fees and Collateral Custodian and Account Bank Expenses to the extent not previously paid;

(xiv) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid;

(xv) to the Servicer, to the extent not previously paid, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; and

(xvi) to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts; provided that, on a pro forma basis, no Borrowing Base Deficiency exists after giving effect to such payment.

(b) Principal Payments prior to the Facility Maturity Date or an Event of Default. Prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, on each Payment Date the Servicer shall (or after delivery of a Notice of Exclusive Control, the Collateral Agent shall) transfer Principal Collections held by the Account Bank in the Principal Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i) to pay amounts due under Section 2.04(a)(i) through (vii), to the extent not paid thereunder;

(ii) at the discretion of the Servicer, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Equity Amount;

(iii) to pay Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency or satisfy the Minimum Equity Condition (on a pro forma basis after giving effect to the payment to be made on such Payment Date);

(iv) after the Reinvestment Period, first to pay to the Administrative Agent to reduce Advances Outstanding to zero and second to pay the other Obligations of the Secured Parties until paid in full;

(v) first, to pay any applicable Make-Whole Premium and second, to pay the Advances Outstanding in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);

(vi) to the Transferor as a Permitted RIC Distribution as directed by the Servicer;

(vii) to the applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;

(viii) to the Collateral Custodian and the Account Bank, in payment in full of all accrued Collateral Custodian and Account Bank Fees and Collateral Custodian and Account Bank Expenses to the extent not previously paid;

(ix) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid;

(x) to the Servicer, to the extent not previously paid, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; and

(xi) to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts; provided that, on a pro forma basis, no Borrowing Base Deficiency exists after giving effect to such payment.

(c) Transfers after the Facility Maturity Date or upon the occurrence of an Event of Default. After an Event of Default has occurred (and has not been waived) or, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, on each Payment Date thereafter, the Servicer shall (or after delivery of a Notice of Exclusive Control, the Collateral Agent shall) transfer collected funds held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i) to the applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio; provided that amounts payable with respect to this clause (i) shall not exceed $100,000 for any 12-month period;

(ii) to the Collateral Custodian and the Account Bank, in payment in full of all accrued Collateral Custodian and Account Bank Fees and Collateral Custodian and Account Bank Expenses as set forth in the Collateral Custodian and Account Bank Fee Letter;

(iii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses; provided that amounts payable with respect to Collateral Agent Expenses pursuant to this clause (iii) (and Section 2.04(a)(iii) and (b)(i), if applicable) shall not, collectively, exceed $50,000 for any 12-month period; provided further that if there are any indemnification obligations owed to the Collateral Agent which cause such amounts payable to exceed $50,000 for any 12-month period, then amounts payable pursuant to this clause (iii) (and Section 2.04(a)(iii) and (b)(i), if applicable) shall not, collectively exceed $100,000 for any 12-month period;

(iv) to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(v) to the Administrative Agent, all accrued and unpaid fees, out-of-pocket expenses (including reasonable and reasonably documented out-of-pocket outside attorneys’ fees, costs and expenses), indemnity amounts, amounts owed pursuant to Erroneous Payment Subrogation Rights and any other administrative expenses and amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;

(vi) pro rata, in accordance with the amounts due under this clause, to each Lender, all Yield and the Non-Usage Fee that are accrued and unpaid as of the last day of the related Remittance Period;

(vii) pro rata, to each Lender, all accrued and unpaid fees (including Breakage Fees and any applicable Make-Whole Premium in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b)), out-of-pocket expenses (including reasonable and reasonably documented out-of-pocket outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender under the Transaction Documents;

(viii) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(ix) first to pay the Advances Outstanding, until paid in full and second to pay the other Obligations of the Secured Parties until paid in full;

(x) to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previous paid;

(xi) to the Transferor as a Permitted RIC Distribution as directed by the Servicer;

(xii) to the Collateral Custodian and the Account Bank, in payment in full of all accrued Collateral Custodian and Account Bank Fees and Collateral Custodian and Account Bank Expenses to the extent not previously paid;

(xiii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid;

(xiv) to the Servicer, to the extent not previously paid, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; and

(xv) to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts.

(d) Unfunded Exposure Account. As of any date of determination, funds on deposit in the Unfunded Exposure Account may be withdrawn to fund draw requests of the relevant Obligors under any Revolving Loan Asset or Delayed Draw Loan Asset; provided that, prior to the occurrence of an Event of Default (that has not been waived), the amount withdrawn to fund such draw request shall not create any Borrowing Base Deficiency. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Agent (with a copy to the Administrative Agent) in the form of a Disbursement Request, and the Servicer or the Borrower shall instruct the Account Bank to fund such draw request in accordance with the Disbursement Request. As of any date of determination, the Servicer (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts and (ii) the Aggregate Unfunded Exposure Amount, in each case, to be deposited into the Principal Collection Account as Principal Collections.

(e) Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.

Section 2.05 Instructions to the Collateral Custodian and the Account Bank. All instructions and directions given to the Collateral Custodian or the Account Bank by the Servicer, the Borrower, the Collateral Agent or the Administrative Agent pursuant to Section 2.04 shall be in writing (including by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall promptly transmit to the Administrative Agent and the Collateral Agent by telecopy or e-mail a copy of all instructions and directions given to the Collateral Custodian or the Account Bank by such party pursuant to Section 2.04. The Administrative Agent and the Collateral Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Collateral Custodian or the Account Bank by the

Administrative Agent and the Collateral Agent pursuant to Section 2.04. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower and the Servicer in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent or the Collateral Agent, as applicable, as to such amounts shall be conclusive and binding on the parties hereto absent demonstrable error. In the event the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received from the Administrative Agent or the Collateral Agent, the Account Bank, as applicable, shall rely on and follow instructions that are mutually agreed upon by each of the Servicer, the Borrower, the Collateral Agent and the Administrative Agent. Amounts for which the Administrative Agent, the Collateral Agent, the Borrower and the Servicer are in agreement shall be distributed and amounts in dispute shall be held in the Collection Account until the dispute is resolved.

Section 2.06 Borrowing Base Deficiency Payments.

(a) If on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days from the earlier of (x) the date of the Borrower or the Transferor acquiring knowledge of such failure and (y) the date of the Borrower or the Transferor receives written notice of such failure from the Administrative Agent such Borrowing Base Deficiency first exists, eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination of items (i), (ii), (iii), (iv) or (v) below) of the following actions in order to eliminate such Borrowing Base Deficiency: (i) deposit cash in United States Dollars into the Principal Collection Account and/or Unfunded Exposure Account, (ii) repay Advances Outstanding (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative Agent and the Lenders, in each case in respect of the amount so prepaid (it being understood that any accrued Yield with respect to such repaid Advances Outstanding shall be due and payable on the Payment Date immediately following such repayment)), (iii) Pledge additional Eligible Loan Assets, (iv) subject to the limitations set forth in Section 7.01(n), provide written notice to the Administrative Agent that the Transferor is coordinating to obtain capital at the Transferor and such capital will be transferred within ten (10) Business Days of such notice to the Administrative Agent (or such other duration as the Administrative Agent approves in its sole discretion) and/or (v) subject to the limitations set forth in Section 2.07, provide notice to the Administrative Agent that the Borrower will sell or substitute one or more Eligible Loan Assets.

(b) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances Outstanding or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a) the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and the Account Bank), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Tape. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

Section 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions.

(a) Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Loan Asset with an Eligible Loan Asset so long as (i) no event has occurred, or would result from such substitution, which constitutes an Event of Default (that has not been waived) and no event has occurred and is continuing, or would result from such substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency, provided that a Borrowing Base Deficiency (and any Unmatured Event of Default arising therefrom) shall not impair the right of the Borrower to effect an otherwise permitted substitution as necessary to facilitate a cure of such Borrowing Base Deficiency (and any Unmatured Event of Default arising therefrom) so long as immediately after giving effect to such substitution and any other sale or transfer substantially contemporaneous therewith, such Borrowing Base Deficiency shall be cured or closer to being cured and (ii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset.

(b) Discretionary Sales. Subject to the provisions of this Section 2.07, the Borrower shall be permitted to sell Loan Assets to Persons, including the Transferor and its Affiliates, from time to time; provided that, other than in connection with any Permitted Securitization, (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof (it being agreed that so long as no Event of Default or Borrowing Base Deficiency exists or would result therefrom such sale of any Loan Asset that (1) is an Equity Security, (2) no longer satisfies the criteria to be an “Eligible Loan” or (3) has an Assigned Value of zero may be sold, contributed or otherwise disposed of without the receipt of any cash proceeds by the Borrower) and (ii) no event has occurred, or would result from such sale, which constitutes an Event of Default (that has not been waived), no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default and after giving effect to such sale no Borrowing Base Deficiency shall exist (unless such requirements are cured by such sale, or waived by the Administrative Agent in its sole discretion).

(c) Repurchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is a Warranty Loan Asset, no later than 15 Business Days following the earlier of knowledge by the Borrower of such Loan Asset being a Warranty Loan Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds from amounts received under the Contribution Agreement in an amount equal to the sum of (x) (I) prior to the end of the Reinvestment Period, the amount of any Borrowing Base Deficiency attributable to such Warranty Loan Asset and (II) after the end of the Reinvestment Period, the Purchase Price multiplied by the Outstanding Balance of such Loan Asset and (y) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower) (the “Repurchase Price”); provided that the Administrative Agent shall be reasonable in determining whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii) with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset.

Upon confirmation of the deposit of the Repurchase Price into the Collection Account, the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset or upon the direction of the Administrative Agent to the Borrower to dividend a Warranty Loan Asset to the Transferor (the date of such confirmation, delivery or direction, the “Release Date”), such Warranty Loan Asset and related Portfolio Assets shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. On the Release Date of each Warranty Loan Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Loan Asset and any related Portfolio Assets and all future monies due or to become due with respect thereto.

(d) Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), (c) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i) the Borrower shall deliver a Borrowing Base Certificate and current Loan Tape to the Administrative Agent in connection with such sale, substitution or repurchase;

(ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted, or repurchased;

(iii) no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted;

(iv) the Borrower shall give one Business Day’s notice of such sale, substitution or repurchase to the Administrative Agent and the Collateral Agent;

(v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be true and correct in all material respects, except to the extent relating to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18; and

(viii) the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the reasonable and reasonably documented outside legal fees and expenses of the Administrative Agent, each Lender, the Collateral Agent and the Collateral Custodian in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties in the Loan Asset in connection with such sale, substitution or repurchase).

(e) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets of the Borrower without the prior written consent of the Administrative Agent; provided that the prior written consent of the Administrative Agent shall not be required so long as (i) the proceeds of such transaction shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) no event has occurred, or would result from such transaction, which constitutes an Event of Default (that has not been waived), no event has occurred and is continuing, or would result from such transaction, which constitutes an Unmatured Event of Default and before and after giving effect to such transaction no Borrowing Base Deficiency shall exist (unless in each case (x) such sale remedies, such Unmatured Event of Default or Event of Default or (y) such requirements are waived by the Administrative Agent in its sole discretion) and (iii) any such sales shall be at arm’s-length and the consideration thereof is for fair market value, except in the case of repurchases of Loan Assets by the Transferor pursuant to Section 6.1 of the Contribution Agreement or substitutions of Warranty Loan Assets pursuant to Section 6.2 of the Contribution Agreement; provided further that the prior written consent of the Administrative Agent shall (A) during the Reinvestment Period, be required if the transfer price of such Loan Asset is less than the Adjusted Borrowing Value of such Loan Asset and (B) after the Reinvestment Period, be required if the transfer price of such Loan Asset is less than the Adjusted Borrowing Value of such Loan Asset or the aggregate Adjusted Borrowing Value of all Eligible Loan Assets in the Collateral Portfolio is less than 40.0% of the aggregate Adjusted Borrowing Value of the Collateral Portfolio as measured on the last Business Day of the Reinvestment Period. For the avoidance of doubt, nothing in this clause (e) shall prohibit the Borrower from transferring or distributing its Loan Assets to the holders of its equity or Affiliates, as applicable, in accordance with Sections 2.07(a), (b), or (c) and subject to the limitations, if applicable, of Section 2.07(f).

(f) Limitations on Sales and Substitutions. The Outstanding Balance of all Loan Assets (other than Warranty Loan Assets) substituted with Eligible Loan Assets from the Transferor or any Affiliate pursuant to Section 2.07(a) or sold pursuant to Section 2.07(e) during the previous 12-month period shall not exceed (i) 25.0% of the highest aggregate Outstanding Balance of all Loan Assets at any time during such previous 12-month period, and (ii) the Outstanding Balance of all Defaulted Loan Assets (other than Warranty Loan Assets) substituted with Eligible Loan Assets from the Transferor or any Affiliate pursuant to Section 2.07(a), or sold pursuant to Section 2.07(e) during the previous 12-month period shall not exceed 15.0% of the Maximum Facility Amount at such time. Notwithstanding the foregoing, the Borrower shall be permitted to sell Loan Assets that are not Eligible Loan Assets and any Loan Asset in connection with a Permitted Securitization, in each case, at any time without restriction; provided that, after the occurrence of an Event of Default (that has not been waived), the prior written consent of the Administrative Agent shall be required for any such sale.

Section 2.08 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due to any of the Secured Parties hereunder at 2.0% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at 2.0% per annum above the SOFR Yield Rate or Base Rate Yield Rate, as applicable), payable on demand, from the date of such nonpayment until such amount is paid in full; provided, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. Each SOFR Advance shall accrue interest at the applicable SOFR Yield Rate for such SOFR Advance during each applicable Interest Period (provided that in the event of a Conversion Date, the Interest Period shall end on, but exclude, the Conversion Date for such SOFR Advance). All computations of interest and all computations with respect to the Yield, the SOFR Yield and the SOFR Yield Rate with respect to SOFR Advances shall be computed on the basis of a year of 365 or 366 days, as applicable based on the amount of days in such year. Payments of Yield with respect to each SOFR Advance shall be payable on each Payment Date on which an Interest Period for such SOFR Advance ends. Each Base Rate Advance shall accrue interest at the Base Rate Yield Rate for each day beginning on, and including, the Advance Date with respect to such Base Rate Advance and ending on, but excluding, the Conversion Date for such Base Rate Advance or the date such Base Rate Advance is repaid in full. All computations of interest and all computations with respect to the Yield and Base Rate Yield Rate with respect to Base Rate Advances shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. With respect to any calendar month in which a Payment Date occurs, any Yield that accrues with respect to any Base Rate Advance during the period that commences and on and includes the first day of such calendar month and ends on and includes the end of the Remittance Period in such calendar month shall be payable on the Payment Date that occurs in such calendar month. Any Yield with respect to any Base Rate Advance that accrues in such calendar month after the Remittance Period in such calendar month shall be payable on the Payment Date next following the Payment Date that occurs in such calendar month.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Lenders and the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence, bad faith or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lenders against any loss, cost or expense incurred by such Lenders related thereto (other than any such loss, cost or expenses due to the gross negligence, bad faith, willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or any Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lenders to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent demonstrable error.

(d) In connection with the use or administration of Term SOFR, the Administrative Agent (with the consent of the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.09 Non-Usage Fee. The Borrower shall pay in accordance with Section 2.04, pro rata to each Lender, a non-usage fee (the “Non-Usage Fee”) payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (i) one divided by 360, (ii) the applicable Non-Usage Fee Rate, and (iii) the aggregate Commitments then in effect minus the Advances Outstanding on such day (such amount, the “Unused Portion”).

Section 2.10 Increased Costs; Capital Adequacy.

(a) If, due to either (i) the introduction of or any change following the Closing Date (including, without limitation, any change by way of imposition or increase of reserve or liquidity requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law (including, without limitation, any law or regulation resulting in any loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto of any Lender being subject to any Tax, except for Taxes on the overall net income of such Lender or Taxes that are franchise Taxes or branch profits Taxes), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Administrative Agent, any Lender or any Affiliate, participant (provided that a participant shall not be entitled to receive any greater payment under this Section 2.10 than the

Lender would have been entitled to receive with respect to the participation sold to such participant), successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, any other Transaction Document, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and shall be made within 180 days of such Affected Party obtaining knowledge of the occurrence of the circumstances in respect of this Agreement), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided, that the amounts payable under this Section 2.10 shall not include (A) Indemnified Taxes, (B) any Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes.

(b) If either (i) the introduction of or any change following the Closing Date in or in the interpretation, administration or application following the Closing Date of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Closing Date, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy or liquidity), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10, regardless of the date enacted, adopted or issued.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.10, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent demonstrable error.

(e) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation; provided that, subject to the last sentence of Section 2.10(b), the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall only be liable for any amount provided for in this Section 2.10, if each Lender certifies in writing to the Borrower that such Lender is generally requiring payment of such amounts from other borrowers that are similarly situated to the Borrower. Moreover, if at any time the Borrower shall be liable for the payment of any amount provided for in this Section 2.10, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b)); provided that the Borrower shall not be required to pay the Make-Whole Premium.

Section 2.11 Taxes.

(a) Any and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law (including, for purposes of this Section 2.11, FATCA). If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the Withholding Agent shall be entitled to make such deduction or withholding, (ii) the Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the amount payable by the Borrower (or the Servicer on behalf of the Borrower) to such Lender or Administrative Agent will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such Additional Amount) is not less than the amount that would have been paid had no such deduction or withholding been made.

(b) The Borrower will indemnify, from funds available to it pursuant to Section 2.04 each Lender or Administrative Agent for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Person in respect of Additional Amounts and any reasonable expenses arising therefrom or with respect thereto whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes pursuant to this Section, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, upon becoming a party hereto and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable)

establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit Q-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Transferor within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Transferor as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable); or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-2 or Exhibit Q-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-4 on behalf of each such direct and indirect partner. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of any other executed form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) If a payment made to a Lender under any of the Transaction Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower, the Servicer or the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower, the Servicer or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Servicer or the Administrative Agent as may be necessary for the Borrower, the Servicer or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall timely update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b)); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof.

(k) Each Foreign Lender represents:

(i) (A) it is not a bank (within the meaning of Section 881(c)(3)(A) of the Code), (B) after giving effect to its transfer of the Advances, it will not directly or indirectly own more than 33-1/3% of the aggregate Advances, and will not otherwise be related to the Borrower (within the meaning of Treasury Regulations Section 1.881-3); (C) it has provided IRS Form W-8ECI representing that all payments received or to be received by it from the Borrower are effectively connected with the conduct of a trade or business in the United States and includible in its gross income; or (D) it has provided IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, representing that it is a person that is eligible for benefits under an income tax treaty with the United States that eliminated U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States; and

(ii) it has not invested in its Advances in whole or in part to avoid any U.S. federal tax liability (including, without limitation, any U.S. withholding tax that would be imposed with respect to payments on the Collateral Portfolio if the Collateral Portfolio were held directly by such Lender).

(l) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (a) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed copies of IRS Form W 9 certifying that such Agent is exempt from U.S. federal backup withholding and that it is either (a) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (y) hereby represents that it will otherwise handle US withholding tax compliance with respect to payments to the Lenders (such that the Borrower can make such payments to the Administrative Agent without collecting U.S. withholding tax) or (b) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI or W-8BEN-E, as applicable and (B) with respect to payments received on account of any Lender, two executed copies of IRS Form W 8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a “qualified intermediary” or a withholding U.S. branch. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Section 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Contribution Agreement (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under the Contribution Agreement. The Borrower hereby confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Contribution Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall automatically terminate upon the Collection Date.

Section 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns by way of security interest or otherwise and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Borrower authorizes the Collateral Agent to file all such financing statements and amendments thereto pursuant to the UCC or other notices appropriate under applicable law, as the Collateral Agent may require, each in form satisfactory to the Collateral Agent. Such financing statements and amendments may contain a description of the Collateral Portfolio as set forth herein or in any generic manner and may describe the Collateral Portfolio as “all assets” or words of similar effect.

Section 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 2.15 Survival of Representations and Warranties. It is understood and agreed that the rights and remedies of the Secured Parties with respect to any breach of any of the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 made on each Cut-Off Date, Advance Date, Reporting Date and any date on which Loan Assets are Pledged hereunder shall survive the pledge to the Collateral Agent hereunder and the termination of this Agreement.

Section 2.16 Release of Loan Assets. (a) The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) sold or substituted in accordance with the applicable provisions of Section 2.07, (ii) any Loan Asset (and the related Portfolio Assets pertaining thereto) with respect to which all amounts have been paid in full by the related Obligor and deposited in the Collection Account and (iii) the entire Collateral Portfolio following the Collection Date. The Collateral Agent, for the benefit of the Secured

Parties, shall, at the sole expense of the Servicer and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit L) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b) Promptly after the Collection Date has occurred, the Lender and the Administrative Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent, the Lender or the Administrative Agent but without any other representation or warranty, express or implied, by or recourse against the Lender or the Administrative Agent.

Section 2.17 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

Section 2.18 Prepayment; Termination.

(a) Except as expressly permitted or required herein, including, without limitation, any optional repayment by the Borrower to cure a Borrowing Base Deficiency, Advances Outstanding may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent, the Collateral Agent and the Lenders at least one Business Day prior to such reduction. Upon any prepayment, the Borrower shall also pay in full any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and other accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its reasonable discretion. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable.

(b) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon three Business Days’ prior written notice to the Administrative Agent and the Lenders and upon payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders, payment of the Make-Whole Premium pro rata to each Lender and payment of all other Obligations (other than unmatured contingent indemnification obligations); provided that no Make-Whole Premium shall be due and payable in the event that (i) the related prepayment occurs after the second anniversary of the Closing Date, (ii) a prepayment is being made and this Agreement is being terminated following the occurrence of an Event of Default (that has not been waived), (iii) an Agent Approval Failure occurs or (iv) a prepayment hereunder is being made in connection with a Permitted Securitization.

(c) Prior to the Facility Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Maximum Facility Amount at any time or from time to time concurrently with the payment of any applicable Make-Whole Premium payable in connection therewith upon not less than three (3) Business Days’ prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Maximum Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Maximum Facility Amount below the sum of (x) Advances Outstanding at such time and (y) the difference (if any) between the Aggregate Unfunded Exposure Amount at such time and the amount on deposit in the Unfunded Exposure Account; provided that no Make-Whole Premium shall be due and payable in the event that (i) such termination or reduction is of the Commitment of a Defaulting Lender, or (ii) such termination is of the Commitment of any Lender requesting compensation under Sections 2.10 or 2.11, but in each case solely with respect to the portion of the Make-Whole Premium that would have been payable with respect to the Commitment so terminated or reduced. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender.

(d) The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Lenders to enter into this Agreement.

Section 2.19 Collections and Allocations.

(a) The Servicer shall promptly identify all Available Collections received in the Collection Account as being on account of Interest Collections or Principal Collections and shall segregate all Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Servicer shall transfer, or cause to be transferred, any collections received directly by it (if any) to the Collection Account by the close of business within two Business Days after such collections are received and identified as collections; provided that the Servicer shall identify to the Collateral Agent any collections received directly by the Servicer as being on account of Interest Collections or Principal Collections. The Servicer shall further provide to the Administrative Agent, the Collateral Agent and the Account Bank a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account no later than three Business Days after each Determination Date for inclusion in the Servicing Report delivered pursuant to Section 6.08(b). It is understood and agreed that the Servicer shall remain liable for the proper allocation of the aforementioned collections into the appropriate accounts.

(b) From and including the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(c) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d) Prior to the delivery of a Notice of Exclusive Control, the Servicer may, pursuant to written instruction (which may be in the form of standing instructions), and if the Servicer fails to do so, the Collateral Agent may, direct the Account Bank to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the Closing Date until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity. A Permitted Investment acquired with funds deposited in the Unfunded Exposure Account shall mature not later than the next Business Day succeeding the day of investment, and shall not be sold or disposed of prior to its stated maturity date. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Collateral Agent. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Custodian, the Collateral Agent, the Administrative Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account, other than with respect to their fraud or their own gross negligence or willful misconduct. The parties hereto acknowledge that the Account Bank, Collateral Agent or any of their Affiliates may receive compensation with respect to the Permitted Investments.

Section 2.20 Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Lenders and Administrative Agent, prior to the end of the Reinvestment Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(a) withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.04 have been satisfied;

(ii) no Event of Default has occurred (and has not been waived), or would result from such withdrawal and reinvestment, no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iv) the Servicer provides same day written notice to the Administrative Agent and the Account Bank by facsimile or email (to be received no later than 2:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v) delivery of a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer;

(vi) the Servicer provides to the Administrative Agent by facsimile or e-mail (to be received no later than 2:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Account;

(vii) unless otherwise waived by the Administrative Agent, such Loan Asset satisfies the eligibility criteria for an Eligible Loan Asset as set forth in Schedule IV hereto; and

(viii) if such funds are to be withdrawn within three Business Days prior to any Payment Date, the Principal Collections on deposit in the Principal Collection Account are sufficient to be applied in the amounts designated in the related Servicing Report on each Payment Date in accordance with Section 2.04; or

(b) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.

Upon the satisfaction of the applicable conditions set forth in this Section 2.20 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Servicer or, after the delivery of a Notice of Exclusive Control, the Collateral Agent will instruct the Account Bank to release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day.

Section 2.21 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01(d).

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Fees for any period during which that Lender is a Defaulting Lender and such Fees shall not accrue during such period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent agrees in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their relative Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.22 Replacement of Lenders.

(a) Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Party shall request reimbursement for amounts owing pursuant to Section 2.10 or 2.11, or the Borrower is required to make any payment to which Section 2.11 applies, (ii) a Lender is a Defaulting Lender, (iii) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders or (iv) a Lender is unable to make, maintain or fund any SOFR Advance pursuant to Section 2.24(g) (such Lender, as well as such Affected Party described in clause (a)(i) above, such Defaulting Lender described in clause (a)(ii) above and such non-consenting Lender described in clause (a)(iii) above, each also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted to (x) require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.10 and 2.11) and obligations under this Agreement and the related Transaction Documents to an assignee permitted pursuant to Section 11.04 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment) or (y) terminate the Commitments of such Potential Terminated Lender (on a non-pro rata basis and without terminating the Commitments of any other Lender and without the payment of any Make-Whole Premium to the Potential Terminated Lender); provided that:

(i) such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the Borrower or the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iii) such assignment does not conflict with Applicable Laws; and

(iv) in the case of an assignment based on clause (iii) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b) Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Transaction Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Potential Terminated Lender’s Commitment assumed by it and (iii) the Commitment of the Potential Terminated Lender shall be terminated in all respects. In connection with any such replacement, if any such Potential Terminated Lender does not execute and deliver to the Administrative Agent a duly executed assignment and assumption agreement, in form and substance acceptable to the Administrative Agent and the Borrower reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such assignment and assumption agreement to such Potential Terminated Lender, then such Potential Terminated Lender shall be deemed to have executed and delivered such assignment and assumption agreement without any action on the part of the Potential Terminated Lender.

(c) No Lender shall be required to make any assignment or delegation pursuant to Section 2.22(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.23 Increased Commitments.

So long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing, Borrower shall have the right from time to time request an increase in the Commitments upon not less than thirty (30) days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent; provided that (i) no Lender shall have any obligation to increase its Commitment, (ii) each such requested increase in the Commitments shall be in a minimum principal amount of $15,000,000 or any larger integral multiple of $1,000,000, (iii) at no time shall the Commitments exceed the Maximum Facility Amount, and (iv) contemporaneously with requesting each such increase, Borrower shall certify to Administrative Agent in writing that such proposed increase has been authorized by proper corporate proceedings and immediately before and immediately after giving effect to such increase, (A) Borrower is in compliance in all material respects with all of the terms, provisions, covenants and conditions contained in this Agreement and the other Transaction Documents and (B) no Unmatured Event of Default or Event of Default shall have occurred and then be continuing; and provided further that (i) any increase in the Commitments which is accomplished by increasing the Commitment of any Lender or Lenders who are at the time of such increase party to this Agreement (which Lender or Lenders shall consent to such increase in their sole and absolute discretion) shall be accomplished as follows: (A) this Agreement will be amended by Borrower, Administrative Agent and those Lender(s) whose Commitment(s) is or are being increased (but without any requirement that the consent of any other Lenders be obtained) to reflect the revised Commitments of each of Lenders pursuant to amendment documents in form and substance satisfactory to Administrative Agent, (B) Administrative Agent will deliver an updated Annex A to Borrower and each Lender reflecting the revised Commitments of each Lender and (C) the Advances Outstanding will be reallocated on the effective date of such increase among Lenders in accordance with their revised Pro Rata Shares (and Lenders agree to make all payments and adjustments necessary to effect the reallocation) and (ii) any increase in the Commitments which is accomplished by the addition of a new Lender under this Agreement shall be accomplished as follows: (A) such new Lender shall be subject to the consent of Administrative Agent, the Collateral Agent and Borrower, which consents shall not be unreasonably withheld or delayed, (B) this Agreement will be amended by Borrower, Administrative Agent and such new Lender (but without any requirement that the consent of any other Lenders be obtained) to reflect the addition of such new Lender as a Lender under this Agreement pursuant to amendment documents or joinder documents (in each case, including, without limitation, reliance letters) in form and substance satisfactory to Administrative Agent, (C) Administrative Agent will deliver an updated Annex A to Borrower and each Lender reflecting the revised Commitments of each Lender and (D) the Advances Outstanding will be reallocated on the effective date of such addition of a new Lender in accordance with their revised Pro Rata Shares (and Lenders agree to make all payments and adjustments necessary to effect the reallocation). In connection with any increase in the Commitments accomplished pursuant to clauses (i) or (ii) above, the Administrative Agent shall have the right (in consultation with the Borrower) to award titles, including “Joint Lead Arranger,” “Arranger,” “Participant” or such other titles as may be determined by the Administrative Agent, to one or more other Lenders; provided that, upon awarding such title, the Administrative Agent will deliver an updated cover page to the Borrower and each Lender reflecting the revised titles of the parties.

Section 2.24 Inability to Determine Rates; Benchmark Replacement Setting; Illegality.

(a) Inability to Determine SOFR. Subject to paragraphs (b) through (f) below, if, prior to the commencement of any Interest Period for any SOFR Advance:

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Advances for such Interest Period, then the Administrative Agent shall have give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue SOFR Advances or to convert Base Rate Advances to SOFR Advances, shall be suspended (to the extent of the affected SOFR Advances or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected SOFR Advances or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a Base Rate Advance in the amount specified therein and (ii) any outstanding affected SOFR Advances will be deemed to have been converted into a Base Rate Advance at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any Breakage Fees.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly or quarterly basis, as determined by the Borrower.

(c) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.24.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances.

(g) Illegality. If any change in law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Advance or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Advances, or to continue or convert outstanding Advances as or into SOFR Advances, shall be suspended. In the case of the making of a SOFR Advance, such Lender’s Advance shall be made as a Base Rate Advance as part of the same Advance for the same Interest Period and, if the affected SOFR Advance is then outstanding, such Advance shall be converted to a Base Rate Advance either (i) on the last day of the then current Interest Period applicable to such SOFR Advance if such Lender may lawfully continue to maintain such Advance to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Advance to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.10.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i) all reasonable out-of-pocket up-front expenses and fees (including legal fees and any fees required under any Lender Fee Letter, the SMBC Fee Letter and the Collateral Custodian and Account Bank Fee Letter) that are invoiced at or prior to the Closing Date shall have been paid in full and all other acts and conditions (including, without limitation, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all Applicable Law;

(ii) in the reasonable judgment of the Administrative Agent and each Lender, there not having been any change in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s entering into the transactions contemplated by the Transaction Documents or any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;

(iii) any and all information submitted to each Lender and the Administrative Agent by the Borrower, the Transferor, the Servicer or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(iv) the Administrative Agent shall have received all documentation and other information requested by such Lender in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent;

(v) the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender;

(vi) in the reasonable judgment of the Administrative Agent and each Lender, there shall have been no material adverse change in the Borrower’s or the Servicer’s underwriting, servicing, collection, operating and reporting procedures and systems since the completion of due diligence by the Administrative Agent and each Lender;

(vii) the results of Administrative Agent’s financial, legal, tax and accounting due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to Administrative Agent; and

(viii) the Administrative Agent shall have received approval from its internal credit committee and all other necessary approvals, as required by the Administrative Agent, in its sole discretion.

(b) By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied; provided, that with respect to conditions precedent that expressly require the consent or approval of the Administrative Agent or another party (other than the Borrower or the Servicer), the foregoing certification is only to the knowledge of the Borrower and the Servicer, as applicable, with respect to such consents or approvals.

Section 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a) On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Account Bank), with respect to SOFR Advances no later than 1:00 p.m. on the date that is two Business Days prior to the related Advance Date and with respect to Base Rate Advances no later than 1:00 p.m. one Business Day prior to the related Advance Date: (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Loan Tape, (D) a duly completed (other than with respect to the signature of the Administrative Agent) Approval Notice (for any Loan Asset (other than a Specified Loan Asset) added to the Collateral Portfolio on the related Advance Date) and (E) except with respect to an Advance under Section 2.02(f), such additional information as may be reasonably requested by the Administrative Agent and an executed copy of each assignment and assumption agreement, transfer document or instrument relating to each Loan Asset to be Pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower (other than in the case of any Loan Asset acquired by the Borrower at origination);

(ii) except with respect to an Advance under Section 2.02(f), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 5:00 p.m. on the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit I) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within ten Business Days of any related Cut-Off Date as to any Loan Assets;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and (except with respect to an Advance required by Section 2.02(f)) there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 in any material respect before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv) no Event of Default has occurred (and has not been waived), or would result from such Advance, no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;

(v) no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(vi) since the Closing Date, no material adverse change has occurred in the ability of the Servicer, Transferor or the Borrower to perform its obligations under any Transaction Document;

(vii) no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Advance Date; and

(viii) if the Advance is being made in connection with the purchase of an Eligible Loan Asset under the Contribution Agreement, all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.

(b) The Administrative Agent shall have provided an Approval Notice (other than a Specified Loan Asset) to the Borrower for each of the Eligible Loan Assets identified in the applicable Loan Tape for inclusion in the Collateral Portfolio on the applicable Advance Date; provided that the Administrative Agent shall approve or reject a Loan Asset in its sole and absolute discretion for any reason or for no reason.

(c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state provincial, territorial or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or any proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.

(d) Except with respect to an Advance required by Section 2.02(f), the proposed Advance Date shall take place during the Reinvestment Period and the Facility Maturity Date has not yet occurred.

(e) The Borrower shall have paid all fees then required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and the Collateral Custodian and Account Bank Fee Letter and shall have reimbursed the Lenders, the Administrative Agent, the Collateral Custodian, the Account Bank and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorneys’ fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the applicable Lender for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

Section 3.04 Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (c), an additional Eligible Loan Asset pursuant to Section 2.20 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) no later than 5:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Tape, (C) a duly completed (other than with respect to the signature of the Administrative Agent) Approval Notice (for each Loan Asset (other than a Specified Loan Asset) added to the Collateral Portfolio on the related Cut-Off Date) and (D) such additional information as may be reasonably requested by the Administrative Agent and an executed copy of each assignment and assumption agreement, transfer document or instrument relating to each Loan Asset to be Pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower (other than in the case of any Loan Asset acquired by the Borrower at origination);

(b) the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 1:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit I) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Cut-Off Date as to any Loan Assets;

(c) no Liens (other than Permitted Liens) exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Cut-Off Date;

(d) if the related Eligible Loan Asset is being purchased under the Contribution Agreement, all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

(e) the Administrative Agent shall have approved in its sole and absolute discretion and provided an Approval Notice to the Borrower for each of the Eligible Loan Assets (other than Specified Loan Assets) identified in the applicable Loan Tape for inclusion in the Collateral Portfolio on the applicable Cut-Off Date;

(f) no Event of Default has occurred (and has not been waived), or would result from such Pledge, and no Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and

(g) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 in any material respect before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date) (other than any breaches that may have occurred prior to such Pledge solely (x) with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06 or (y) with respect to any Pledge of any Substitute Eligible Loan Asset substituted for a Warranty Loan Asset in accordance with Section 2.07).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly formed and registered, validly existing and in good standing under the laws of the State of Delaware and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification, except in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.

(c) Binding Obligation. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens, (ii) violate in any material respect any Applicable Law or the certificate of formation or limited liability company agreement of the Borrower or (iii) violate any material contract or other material agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(h) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of the Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i) Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

(j) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.

(k) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(l) Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all material foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained the same), is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Taxes due and payable from the Borrower except (i) for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax.

(m) Borrower’s Tax Status. Borrower is treated as an entity treated as separate from the Transferor for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as an association taxable as a corporation for U.S. federal income tax purposes (including avoidance treatment of the Borrower as a publicly traded partnership or taxable mortgage pool).

(n) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian) is located at the address set forth in Section 11.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(o) Tradenames. The Borrower has not, unless otherwise consented to by the Administrative Agent, changed its name since its formation and does not have tradenames, fictitious names, assumed names or “doing business as” names under which it has done or is doing business.

(p) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(q) No Subsidiaries. The Borrower has no Subsidiaries other than in connection with retaining equity pursuant to Section 6.05.

(r) Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor in exchange for the purchase of the Loan Assets (or any number of them) from the Transferor pursuant to the Contribution Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s) Reports Accurate. All Servicer’s Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower (or the Servicer on its behalf) to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset (or is derived therefrom), such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower; provided, further, that the foregoing proviso shall not apply to any information from an Obligor presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(t) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the Advances) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(u) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(v) Event of Default/Unmatured Event of Default. No event has occurred (and has not been waived) which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).

(w) Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.

(x) ERISA. The present value of all benefits vested under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability, other than a Multiemployer Plan (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code by an amount that would reasonably be expected to result in a Material Adverse Effect. No prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawals or Reportable Events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any tax, penalty or other liability that would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no notice of intent to terminate a Pension Plan or Multiemployer Plan has been filed, nor has any Pension Plan or Multiemployer Plan been terminated under Section 4041A or Section 4041(c) of ERISA, as applicable, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan. Except as would not reasonably be expected to have a Material Adverse Effect, there has not been a determination that a Multiemployer Plan is endangered or in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA and Borrower has not received a notification that a Multiemployer Plan is insolvent. Neither Borrower nor any ERISA Affiliate of the Borrower has withdrawn (partially or completely) from a Multiemployer Plan where such withdrawal would result in liability that would reasonably be expected to result in a Material Adverse Effect. None of the transactions contemplated by the Transaction Documents constitute a violation of any state statutes applicable to the Borrower regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code. The Borrower is not deemed to hold Plan Assets.

(y) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(z) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(aa) Investment Company Act. The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.

(bb) Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(cc) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within two Business Days after receipt and identification as collections on the Collateral Portfolio as required herein.

(dd) Set-Off, etc. No Loan Asset in the Collateral Portfolio has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor or the Obligor thereof, and no Loan Asset in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard or which are contained in the Loan Asset File.

(ee) Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(ff) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal, state, provincial or territorial investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor or the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(gg) Sanctions. None of the Borrower or any Subsidiary of the Borrower or any of their respective directors, officers or, to the knowledge of the Borrower, employees or agents is a Sanctioned Entity. The Borrower will not directly or (to its knowledge) indirectly fund any repayment of the Obligations with proceeds derived from any transaction conducted by the Borrower in violation of applicable Sanctions or in any matter that would give rise to a violation of any applicable Sanctions by any Lender, the Borrower or any Subsidiary of the Borrower or any other party hereto. To the Borrower’s knowledge, no investor or limited partner of the Transferor is a Sanctioned Entity.

(hh) Beneficial Ownership Certification. The Borrower has delivered to the Administrative Agent a Beneficial Ownership Certification and the information included in such Beneficial Ownership Certification is true and correct in all respects.

(ii) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(jj) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(ii);

(iii) with respect to that portion of the Collateral Portfolio that constitute “security entitlements”:

a. all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;

b. the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Collateral Agent and the Borrower, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

c. the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv) all Controlled Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) the Borrower owns and has good and marketable title to the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(vii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(viii) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Contribution Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(ix) all original executed copies of each underlying promissory note that constitute or evidence each Loan Asset has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(x) other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 12.11 may serve as such acknowledgement;

(xi) none of the underlying promissory notes that constitute or evidence the Loan Assets has any marks or notations indicating that they are currently pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xii) with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Account Bank, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii) with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

Section 4.02 Representations and Warranties of the Borrower Relating to this Agreement and the Collateral Portfolio. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which, upon the delivery of the Required Loan Documents to the Collateral Custodian, crediting of any Financial Assets to the Controlled Accounts and the filing of the UCC financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing a UCC financing statement, subject only to Permitted Liens. No Person claiming through or under the Borrower shall have any claim to or interest in the Controlled Accounts.

(b) Eligibility of Collateral Portfolio. (i) The Loan Tape and the information contained in each Notice of Borrowing is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset (including as a Closing Date Loan Asset) and each Loan Asset included as an Eligible Loan Asset (including as a Closing Date Loan Asset) in any calculation of the Borrowing Base or the Borrowing Base Deficiency is an Eligible Loan Asset (including as a Closing Date Loan Asset) and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under any other Transaction Document shall not constitute an Event of Default if the Borrower complies with Section 2.07(c) hereunder.

(c) No Fraud. Each Loan Asset was originated without any fraud or misrepresentation (i) by the Transferor if originated by the Transferor or an Affiliate thereof or (ii) to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.03 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, with all requisite statutory trust power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a statutory trust and is in good standing as a statutory trust, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals except where failure to be in good standing or obtain such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary statutory trust action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s statutory trust agreement or bylaws or any contractual obligation of the Servicer except to the extent that such conflict or breach of such contractual obligation would not reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate in any material respect any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained other than where the lack of such approvals, authorizations, consents, orders, licenses or other actions would not reasonably be expected to have a Material Adverse Effect.

(h) Reports Accurate. No Servicer’s Certificate, Servicing Report, Notice of Borrowing, Borrowing Base Certificate, information, exhibit, financial statement, document, book, record or report furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with this Agreement is inaccurate in any material respect as of the date it is dated, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor (or is derived therefrom) with respect to a Loan Asset, such information need only be accurate, true and correct in all material respects to the knowledge of the Servicer; provided, further, that the foregoing proviso shall not apply to any information from an Obligor presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(i) Servicing Standard. The Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Loan Assets.

(j) Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt and identification as collections on the Collateral Portfolio as required herein.

(k) [Reserved].

(l) Solvency. The Servicer is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.

(m) Taxes. The Servicer has filed or caused to be filed all material tax returns that are required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all material Taxes made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer or any Tax which is not yet due), and no Tax lien (other than a Permitted Lien) has been filed and no claim is being asserted with respect to any such Tax.

(n) Borrower’s Tax Status. The Servicer has treated the Borrower as an entity treated as separate from the Transferor for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid the Borrower being treated as an association taxable as a corporation for U.S. federal income tax purposes (including avoidance treatment of the Borrower as a publicly traded partnership or taxable mortgage pool).

(o) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the proceeds from the Advances) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(p) Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing of a UCC-1 financing statement (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing have been (or substantially concurrently with the applicable Advance will be) made.

(q) ERISA. (i) The present value of all benefits vested under each “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer, or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability, other than a Servicer Multiemployer Plan (each, a “Servicer Pension Plan”) does not exceed the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code by an amount that would reasonably be expected to result in a Material Adverse Effect; (ii) no non-exempt prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawals or Reportable Events have occurred with respect to any Servicer Pension Plan that, in the aggregate, could subject the Servicer to any tax, penalty or other liability that would reasonably be expected to result in a Material Adverse Effect; and (iii) except as would not reasonably be expected to have a Material Adverse Effect, no notice of intent to terminate a Servicer Pension Plan or Servicer Multiemployer Plan has been filed, nor has any Servicer Pension Plan or Servicer Multiemployer Plan been terminated under Section 4041A or Section 4041(c) of ERISA, as applicable, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Servicer Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan. Except as would not reasonably be expected to have a Material Adverse Effect, there has not been a determination that a Servicer Multiemployer Plan is endangered or in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA and the Servicer has not received a notification that a Multiemployer Plan is insolvent. Neither the Servicer nor any ERISA Affiliate of Servicer has withdrawn (partially or completely) from a Servicer Multiemployer Plan where such withdrawal would result in liability that would reasonably be expected to result in a Material Adverse Effect. The Servicer is not deemed to hold Plan Assets.

(r) Sanctions. None of the Servicer or any Subsidiary of the Servicer or any directors, officers or, to the knowledge of the Servicer, employees, agents or Affiliates of the Servicer is a Sanctioned Entity.

(s) [Reserved].

(t) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(u) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral Portfolio.

(v) Servicer Termination Event. No event has occurred (and has not been waived) which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

(w) Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x) Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject, and no item in the Collateral Portfolio contravenes in any material respect any Applicable Law.

ARTICLE V.

GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation and limited liability company agreement and the laws of its jurisdiction of formation and registration. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, that, in each such case, there exists and is made available to the Borrower sufficient cash flow from the Collateral Portfolio to do so and that the foregoing shall not require any partners, members or other owners of the Borrower to make any capital contributions to the Borrower; (ii) do or cause to be done all things necessary to observe material organizational formalities and preserve its existence; (iii) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party; (iv) file its own tax returns except to the extent that the Borrower is treated as a disregarded entity for tax purposes and is not required to file tax returns under applicable legal requirements; (v) be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower, Onex Direct Lending BDC Fund or any constituent party of the Borrower), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, maintain and utilize separate stationery, invoices and checks bearing its own name, except in each case for business conducted on behalf of the Borrower by the Transferor, Servicer or any of their Affiliates, so long as such entity, as applicable, holds itself out as an agent or representative of the Borrower; (vi) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and not intentionally make any distribution which shall cause it to have less than adequate capital; (vii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person; (viii) comply in all respects with or cause the compliance in all respects with, (A) all the representations, warranties and covenants in Articles IV and V of this Agreement, and (B) all the organizational documents of the Borrower; (ix) pay from its own funds its own liabilities and expenses, including all Collateral Portfolio-related expenses and the salaries of its own employees (if any) from its own funds and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; (x) compensate each of its consultants and agents from its funds for services provided to it and pay from and to the extent of its own assets all obligations of any kind incurred (provided that there exists and is made available to the Borrower sufficient cash flow from the Collateral Portfolio to do so and the foregoing shall not require any direct or indirect partners, members or other owners of the Borrower to make any capital contributions to the Borrower); (xi) allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space and for services performed by any employee of an Affiliate; (xii) if the Borrower shall have its own board of directors, cause its board of directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities; and (xiii) cause the directors (if any), officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.

(c) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law. The Borrower shall not change its jurisdiction of formation without the consent of each Lender.

(d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain in all material respects the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Borrower, issued in connection with the Contribution Agreement and relating to the issues of true contribution of the Loan Assets to the Borrower.

(e) Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt and identification as collections on the Collateral Portfolio) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lenders the purchase price for each Loan Asset proposed to be acquired by the Borrower.

(g) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent and the Lenders within two Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any payment default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset. Together with such notification, the Borrower or the Servicer shall inform the Administrative Agent whether, to the knowledge of the Borrower or the Servicer, as applicable, such event constitutes a Value Adjustment Event.

(h) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a hard copy or electronic copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within seven Business Days of the Cut-Off Date pertaining to such Loan Asset.

(i) Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents, as required by Applicable Law (except as contemplated in Section 4.01(l)).

(j) Notice of Event of Default. The Borrower shall notify the Administrative Agent and each Lender of the occurrence of any Event of Default under this Agreement promptly upon obtaining actual knowledge of such event. In addition, no later than two Business Days following the Borrower’s knowledge or receipt of notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent and each Lender a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(k) Notice of Material Events. The Borrower shall promptly upon becoming aware thereof notify the Administrative Agent and each Lender of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(l) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent and each Lender telephonic, email or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Onex Direct Lending BDC Fund or any “affiliated group” within the meaning of Section 1504(a) of the Code (of which Onex Direct Lending BDC Fund is a member) in an amount equal to or greater than $15,000,000 in the aggregate, (ii) to the Tax liability of the Servicer in an amount equal to or greater than $15,000,000 in the aggregate or (iii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m) Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(n) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.01 or Section 4.02 was materially incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(o) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any material breach of any representation, warranty, agreement or covenant in any material respect under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(p) Notice of Proceedings. The Borrower shall notify the Administrative Agent and each Lender, as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower, the Servicer or the Transferor or any of their majority-owned Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower that could reasonably be expected to result in liability to such Person or reduce the value of the Collateral Portfolio, in each case, in excess of $500,000 shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor in excess of $15,000,000 shall be deemed to be material.

(q) Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent and each Lender after receiving notice of any “reportable event” (as defined in Section 4043 of ERISA, other than an event for which the 30-day notice requirements have been waived by regulations) (each, a “Reportable Event”) with respect to a Pension Plan, and provide them with a copy of such notice.

(r) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent and each Lender notice of any material change in the accounting policies of the Borrower.

(s) Additional Documents. The Borrower shall provide the Administrative Agent and each Lender with copies of such documents as the Administrative Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(t) Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) if acquired from the Transferor, acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Contribution Agreement or such other similar agreement, as applicable, (ii) (at the expense of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Borrower), effective financing statements against the Transferor in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or any Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters (provided that the Borrower shall not be liable for the costs and expenses of more than one such visit in any calendar year unless an Event of Default (that has not been waived) has occurred hereunder, in which event the number of visits for which the Borrower shall be liable for the costs and expenses shall not be limited), and (v) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(u) Liens. The Borrower, upon acquiring knowledge or notice of the same, will promptly notify the Administrative Agent and the Lenders of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(v) Other Documents. At any time from time to time upon prior written request of the Administrative Agent or any Lender, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).

(w) Compliance with Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(x) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(y) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(z) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any Lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(aa) Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness of the sole owner of the Borrower for U.S. federal income tax purposes and file any and all tax forms in a manner consistent therewith.

(bb) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and not subject to the terms of the Transaction Documents and will furnish the Administrative Agent and each Lender, upon the reasonable request by the Administrative Agent and each Lender, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(cc) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence of an Event of Default (that has not been waived)) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(dd) Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Collateral Agent, the Administrative Agent and the Lenders an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(ee) Tax Treatment. The Borrower is treated as an entity disregarded as separate from Transferor for U.S. federal income tax purposes, and shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as an association taxable as a corporation for U.S. federal income tax purposes (including avoidance treatment of the Borrower as a publicly traded partnership or taxable mortgage pool). The Borrower shall not be subject to U.S. federal income tax on a net income basis and shall not be required to withhold under Section 1446 of the Code on any amounts allocable or distributable to its equity owners (as determined for U.S. federal income tax purposes).

(ff) Expenses relating to Controlled Accounts. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Controlled Accounts.

(gg) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower, each Person directly or indirectly controlling the Borrower and each Subsidiary of the Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and in all respects with applicable Anti-Corruption Laws, and shall maintain or remain subject to policies and procedures designed to promote and achieve compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, including customer identification and due diligence procedures in connection with the transactions contemplated herein. The Borrower (i) shall not use any of the Advances in a manner that would constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and (ii) shall not fund any repayment of the Obligations in a manner that would constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

(hh) Compliance with Sanctions. The Borrower shall not use the proceeds of any Advance hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person, (i) to fund any activities or business of or with a Sanctioned Entity in violation of applicable Sanctions, or (ii) in any manner that would constitute a violation of applicable Sanctions or would otherwise give rise to a violation by any Lender or any other party hereto of any Sanctions. The Borrower shall comply with all applicable Sanctions and shall maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions. The Borrower shall notify each Lender and the Administrative Agent in writing not more than five (5) Business Days after becoming aware of a misrepresentation or breach of Section 4.01(ff) or this Section 5.01(hh).

(ii) Beneficial Ownership Certification. Promptly following any change in the information included in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification, or a change in the address of any beneficial owners, the Borrower shall (x) notify the Administrative Agent and the Lenders and (y) execute and deliver to the Administrative Agent an updated Beneficial Ownership Certification.

Section 5.02 Negative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) without the prior unanimous written consent of Onex Direct Lending BDC Fund and the Independent Manager, to take any material action; provided, however, that, so long as any Obligation is outstanding, Onex Direct Lending BDC Fund may not vote on, or authorize the taking of any material action, unless there is at least one Independent Manager then serving in such capacity; (ii) own any asset or property other than the

Collateral Portfolio and as otherwise permitted under the Transaction Documents; (iii) engage in any business other than as set forth in the Borrower’s organizational documents and under the Transaction Documents; (iv) enter into any contract or agreement with any Affiliate, any constituent party of the Borrower or any Affiliate of any constituent party, except upon terms and conditions that are commercially reasonable, fair and substantially similar to those that would be available on an arm’s length basis with third parties other than any such party, in each case, other than capital contributions and distributions as permitted under the Transaction Documents; (v) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness permitted under the Transaction Documents; (vi) make any loans or advances to any third party (including any Affiliate or constituent party), or acquire obligations or securities of its Affiliates other than as permitted under the Transaction Documents; (vii) amend, modify or otherwise change the certificate of formation, the Borrower’s organizational documents or other organizational documents of the Borrower without the prior consent of Administrative Agent or any applicable Lender in any manner that (A) violates the separate existence covenants set forth the Borrower’s organizational documents, or (B) amends, modifies or otherwise changes any provision of the Borrower’s organizational documents that (x) by its terms cannot be modified at any time when an Advance outstanding, (y) by its terms cannot be modified without Administrative Agent or any applicable Lender’s consent, or (z) is otherwise prohibited from being amended or modified pursuant to this Agreement or the other Transaction Documents; (viii) permit its assets to be listed as assets on the financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliates (including Onex Direct Lending BDC Fund) provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower and such Affiliates (including Onex Direct Lending BDC Fund) and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates (including Onex Direct Lending BDC Fund) or any other Person and (B) such assets shall be listed on the Borrower’s own separate balance sheet; (ix) seek or effect the liquidation, division, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of the Borrower; (x) commingle the funds and other assets of the Borrower with those of any Affiliate or constituent party or any other Person, and hold all of its assets in its own name; (xi) guarantee or become obligated for the debts of any other Person and hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person; (xii) permit any Affiliate or constituent party independent access to its bank accounts, except for customary access by (A) the Transferor or Servicer in accordance with the Transaction Documents or (B) Affiliates in connection with administrative, back-office operations and related services provided to the Borrower, Transferor or Servicer from time to time; (xiii) pledge its assets to secure the obligations of any other Person; (xiv) have any of its obligations guaranteed by any Affiliate and permit any Affiliate to hold such Affiliate’s credit out as available to pay the debts of the Borrower, or pay the debts of the Borrower; (xv) buy or hold evidence of Indebtedness issued by any other Person other than Permitted Investments and/or Indebtedness issued or permitted in accordance with the terms and provisions of this Agreement and the other Transaction Documents; and (xvi) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, other than Permitted Investments made in accordance with the terms and provisions of this Agreement and the other Transaction Documents.

(b) Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all managers (including the consent of the Independent Manager(s)) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c) Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect the Borrower’s title to the Collateral Portfolio.

(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e) Liens. The Borrower shall not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f) Organizational Documents. The Borrower shall not amend, modify or terminate any of the formation, registration or operational documents of the Borrower without the prior written consent of the Administrative Agent.

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (w) to finance the acquisition by the Borrower, on a “true contribution” basis, of Collateral Portfolio, (x) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Loan Assets and Delayed Draw Loan Assets included in the Collateral Portfolio, (y) to distribute such proceeds to the Transferor (so long as such distribution is permitted pursuant to Section 5.02(m)) or (z) to pay transaction costs relating to this Agreement and the other Transaction Documents. The Borrower shall not use the proceeds of any Advances in violation of applicable Anti-Corruption Laws.

(i) Limited Assets. The Borrower may acquire Loan Assets which do not constitute Eligible Loan Assets; provided that such Loan Assets may not be included in the Borrowing Base.

(j) Tax Treatment. The Borrower is treated as an entity disregarded as separate from Transferor for U.S. federal income tax purposes, and shall (i) not elect to be treated as a corporation for U.S. federal income tax purposes, and (ii) take all reasonable steps necessary to avoid being treated as an association taxable as a corporation for U.S. federal income tax purposes (including avoidance treatment of the Borrower as a publicly traded partnership or taxable mortgage pool). The Borrower shall not be subject to U.S. federal income tax on a net income basis and shall not be required to withhold under Section 1446 of the Code on any amounts allocable or distributable to its equity owners (as determined for U.S. federal income tax purposes).

(k) Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(l) Contribution Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Contribution Agreement without the prior written consent of the Administrative Agent.

(m) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment, except, (i) for amounts distributed by the Borrower in connection with a Permitted RIC Distribution and (ii) so long as no Event of Default or Unmatured Event of Default has occurred (and has not been waived) or would result therefrom, the Borrower may declare and make distributions (for the avoidance of doubt, including Restricted Junior Payments) to its members on its equity interests on any day including Payment Dates.

(n) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not (a) engage in any non-exempt prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) with respect to any Pension Plan, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make (either directly or by reason of an ERISA Affiliate’s obligation) under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate or withdraw from any Pension Plan or Multiemployer Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event described in Title IV of ERISA with respect to any Pension Plan.

(o) Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account unless the Administrative Agent has consented to such change, such consent not to be unreasonably withheld if such instruction is to the replacement Collection Account controlled by the Collateral Agent hereunder (other than, with respect to the Initial Loan Assets, any change which consists solely of directing Obligors or the agents on the Initial Loan Assets to direct payments to the Collection Account).

(p) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation and registration, make any change to its partnership name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent (such consent not to be unreasonably withheld) of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files from the location thereof on the Closing Date, unless the Administrative Agent shall consent to such move in writing (such consent not to be unreasonably withheld) and the Servicer shall provide the Administrative Agent with 30 days’ prior written notice of such move and such Opinions of Counsel and other documents and instruments as the Administrative Agent may reasonably request in connection therewith and shall have taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

Section 5.03 Affirmative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a statutory trust in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations and Compliance with Collateral Portfolio. The Servicer will take all actions within its control so as to permit the Borrower to fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii) The Servicer shall permit the Administrative Agent or its agents or representatives, at the discretion of the Administrative Agent (or at the direction of the Required Lenders), to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters (provided that the Servicer shall not be liable for the costs and expenses of more than one such visit in any calendar year unless an Event of Default has occurred hereunder (that has not been waived), in which event the number of visits for which the Servicer shall be liable for the costs and expenses shall not be limited).

(iii) The Servicer will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend, acceptable to the Administrative Agent describing (i) the sale of the Collateral Portfolio to the Borrower and (ii) the Pledge from the Borrower to the Collateral Agent, for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer (at the expense of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Events of Default. The Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with prompt written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Servicer has knowledge or has received notice, in no event later than two Business Days after the Servicer has knowledge of or has received notice of such default. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Collateral Agent, the Administrative Agent and each Lender a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. The Servicer shall notify the Administrative Agent within two (2) Business Days of its knowledge of the occurrence of any payment default by an Obligor under any Eligible Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Assets.

(g) Taxes. The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(h) Other. The Servicer will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent, any Lender or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lenders, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(i) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent and each Lender as soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains actual knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their majority-owned Affiliates) or the Transaction Documents. For purposes of this Section 5.03(i), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower in excess of $500,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor in excess of $15,000,000 shall be deemed to be expected to have such a Material Adverse Effect.

(j) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt and identification as collections on the Collateral Portfolio) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(k) Special Purpose Entity Requirements. The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b); provided, that, for the avoidance of doubt, the Servicer shall not be required to expend any of its own funds to cause the Borrower to be in compliance with subsection 5.02(a)(v) or subsection 5.01(b)(xvii).

(l) Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent and the Lenders notice of any material change in the accounting policies of the Servicer or the Transferor.

(m) Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.03(m), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio in excess of $2,500,000 (after giving effect to any expected insurance proceeds) or more shall be deemed to be expected to have such a Material Adverse Effect.

(n) Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of true contribution of the Loan Assets.

(o) Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(p) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Servicer, any Person directly or indirectly controlling the Servicer and each Subsidiary of the Servicer shall comply in all material respects with all applicable Anti-Money Laundering Laws and in all respects with applicable Anti-Corruption Laws, and shall maintain or remain subject to policies and procedures designed to promote and achieve compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws.

(q) Compliance with Sanctions. The Servicer and each Subsidiary of the Servicer shall comply with all applicable Sanctions and shall maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions. The Servicer shall notify each Lender and the Administrative Agent in writing not more than five (5) Business Days after becoming aware of a misrepresentation or breach of Section 4.03(q) or this 5.03(q).

(r) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.

(s) Audits. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent following five Business Days’ notice (unless an Event of Default has occurred hereunder (that has not been waived) in which case only one Business Days’ notice shall be required) (or, at the direction of the Required Lenders), the Servicer shall allow the Administrative Agent (during normal office hours and upon advance notice) to review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review (provided that the Servicer shall not be liable for the costs and expenses of more than one such visit in any calendar year unless an Event of Default has occurred hereunder (that has not been waived), in which event the number of visits for which the Servicer shall be liable for the costs and expenses shall not be limited). Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(t) Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall promptly notify the Administrative Agent and the Lenders if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent and the Lenders in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(u) Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(v) Tax Treatment. The Servicer shall cause the Borrower to not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid the Borrower being treated as a corporation for U.S. federal income tax purposes. The Servicer shall cause the Borrower to not be subject to U.S. federal income tax on a net income basis and shall cause the Borrower to not be required to withhold under Section 1446 of the Code on any amounts allocable or distributable to its equity owners (as determined for U.S. federal income tax purposes).

Section 5.04 Negative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless either:

(i) the Administrative Agent consents to such merger or consolidation in its sole discretion; or

(ii) the following have occurred:

a. the Servicer has delivered to the Administrative Agent and each Lender an Officer’s Certificate and an Opinion of Counsel (which may rely on an Officer’s Certificate as to factual matters such as whether or not such transaction would cause an Event of Default or Servicer Termination Event) each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

b. the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender; and

c. no event would result from such merger, consolidation, conveyance or transfer which would constitute an Event of Default, Servicer Termination Event or Unmatured Event of Default.

(b) Change of Name or Location of Loan Asset Files. The Servicer shall not (x) change the offices where it keeps records concerning the Collateral Portfolio from the address set forth in Section 11.02 or (y) move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the initial Advance Date, unless the Administrative Agent shall consent (such consent not to be unreasonably withheld) of such move in writing and the Servicer shall provide the Administrative Agent with 30 days’ prior written notice of such move and such Opinions of Counsel and other documents and instruments as the Administrative Agent may reasonably request in connection therewith and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change (other than, with respect to the Initial Loan Assets, any change which consists solely of directing Obligors or the agents on the Initial Loan Assets to direct payments to the Collection Account) which consent shall not be unreasonably withheld (provided that such account is the replacement Collection Account hereunder).

(d) Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01 Appointment and Designation of the Servicer.

(a) Initial Servicer. The Borrower hereby appoints Onex Direct Lending BDC Fund, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Administrative Agent gives Onex Direct Lending BDC Fund a Servicer Termination Notice, Onex Direct Lending BDC Fund hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, the Servicer, each Lender, and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event (that has not been waived), the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent) (a “Servicer Termination Notice”), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor accrued until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations (it being understood that the Administrative Agent may be such successor Servicer).

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and the Required Lenders, appoint a new Servicer (the “Replacement Servicer”); provided that such Replacement Servicer is an established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio (an “Eligible Replacement”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. In the event that a Replacement Servicer has not been appointed or the Replacement Servicer has not otherwise accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint an Eligible Replacement as the Replacement Servicer hereunder. The Servicer shall pay all costs associated with the transition of the obligations hereunder to a Replacement Servicer if the Administrative Agent terminates the Servicer following a Servicer Termination Event.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer; provided, that the Replacement Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Replacement Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Replacement Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Replacement Servicer, upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.

(f) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided, that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement, (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event; provided, further that no Administrative Agent consent shall be required to enter into any subcontract with an Affiliate of the Servicer; provided, further, that in the event of any such subcontract, (A) the Servicer shall be and remain primarily liable to the Administrative Agent, the Collateral Agent and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (iv) the Administrative Agent and the Collateral Agent shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.

(g) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence, bad faith or willful misconduct) relating in any way to conflicts of interest arising out of the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.02 Duties of the Servicer.

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the occurrence of a Servicer Termination Event, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) supervising the Collateral Portfolio, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Collateral Custodian) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent, each Lender, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, Collateral Custodian or the Collateral Agent may from time to time reasonably request;

(v) identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii) using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(viii) maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents (other than in electronic form), the Servicer will hold such Required Loan Documents in a reasonably safe place;

(ix) directing the Collateral Agent and/or the Account Bank to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;

(x) implementing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;

(xi) providing advice to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;

(xii) instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xiii) delivering the Loan Asset Files and the Loan Tape to the Collateral Custodian; and

(xiv) complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.03 Authorization of the Servicer.

(a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral Portfolio by the Transferor to the Borrower under the Contribution Agreement and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all of the Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any of the Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After the declaration of the Facility Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that, the Administrative Agent may, at any time after the occurrence of an Event of Default (which has not been waived), notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

Section 6.04 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Servicer may not (i) waive, modify or otherwise vary any provision of an item of Collateral Portfolio in any manner contrary to the Servicing Standard or (ii) agree or permit the Borrower to agree to a Material Modification with respect to any Loan Asset in the Collateral Portfolio without the prior written consent of the Administrative Agent if an Event of Default has occurred (and has not been waived) or would result from such Material Modification.

(b) Acceleration. If consistent with the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted if no satisfactory arrangements can be made for collection of delinquent payments.

(c) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.

(e) Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable, prior to the delivery of a Notice of Exclusive Control, the Account Bank has agreed to comply with the entitlement orders and instructions of the Borrower or the Servicer on its behalf with respect to each Financial Asset held in each Controlled Account which is a securities account; provided that after the delivery of a Notice of Exclusive Control, the Account Bank has agreed to comply exclusively with the entitlement orders and instructions of the Collateral Agent (acting at the direction of the

Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). Each of the parties hereto hereby agrees (i) that the law of the State of New York is applicable to all issues specified in Article 2(1) of the Hague “Convention on the Law Applicable to Certain Rights in Respect of Securities held with an Intermediary (Concluded 5 July 2006)”, (ii) that each of the other account agreements, if any, governing any of the Controlled Accounts is hereby amended to include clause (i) above, and (iii) not to modify the law applicable to such issues hereunder, or (so long as this Agreement is in effect) under such other account agreements, without the prior written consent of each party hereto. All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(f) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Pledge by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset Pledged to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or a Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(h) Ownership of the Collection Accounts. For the avoidance of doubt, the Controlled Accounts (including income, if any, earned on the investments of funds in such account) will be owned by the Borrower or its regarded owner, for U.S. federal income tax purposes. The Borrower is required to provide to the Account Bank (i) an IRS Form W-9 or appropriate IRS Form W-8 for the Borrower as payment recipient no later than the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation upon the reasonable request of the Account Bank as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit the Account Bank to fulfill its tax reporting obligations under applicable law with respect to the Accounts or any amounts paid to the Borrower. If any IRS form or other documentation previously delivered becomes inaccurate in any respect, the Borrower shall timely provide to the Account Bank accurately updated and complete versions of such IRS forms or other documentation.

Section 6.05 Realization Upon Loan Assets. The Servicer will use reasonable efforts consistent with the Servicing Standard to exercise available remedies relating to a Defaulted Loan Asset, which may include voting any rights with respect to such Defaulted Loan Asset to authorize or direct the administrative agent or collateral agent for such Loan Asset to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a Defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments. In addition, the Servicer may, consistent with the Servicing Standard, sell or otherwise transfer, or if it deems advisable to maximize recoveries, hold any Defaulted Loan Asset, equity or other securities received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Loan Asset. The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence, to the extent it deems advisable to maximize recoveries. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary while an Event of Default is continuing, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is at least equal to the fair market value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a Defaulted Loan Asset.

Section 6.06 Servicer Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fee and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04.

Section 6.07 Payment of Certain Expenses. The Borrower will be required to pay all expenses incurred by the Servicer in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Servicer. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Controlled Accounts. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04 and such deferred reimbursement amount shall bear interest beginning on the Payment Date immediately following the Remittance Period in which such expenses were incurred until paid at an annual rate equal to the Benchmark Yield Rate.

Section 6.08 Reports to the Administrative Agent; Account Statements; Servicer Information.

(a) Notice of Borrowing or Conversion; Borrowing Base Certificate. (i) Not later than 1:00 p.m. on the second Business Day before (x) the Advance Date or Conversion Date, as applicable, for a SOFR Advance, (y) the Conversion Date for a Base Rate Advance or a SOFR Advance and (z) each reduction of Advances Outstanding pursuant to Section 2.18 and (ii) not later than 1:00 p.m. on the first Business Day before the Advance Date for a Base Rate Advance, the Borrower (or the Servicer on its behalf) will provide a Notice of Borrowing, a Conversion Notice or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent). On each date that the Assigned Value of an Eligible Loan Asset is changed, the Borrower (or the Servicer on its behalf) will deliver an adjusted Borrowing Base Certificate to the Administrative Agent and each Lender.

(b) Servicing Report. On each Reporting Date and each Advance Date, the Servicer will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent a monthly statement including (i) a Borrowing Base Certificate calculated as of the most recent Determination Date, (ii) a Loan Tape prepared as of the most recent Determination Date and (iii) amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (such monthly statement, a “Servicing Report”), with respect to related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit J.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit K (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default, Servicer Termination Event or Unmatured Event of Default has occurred (and has not been waived). The Servicing Reports delivered on the Reporting Date occurring in January, April, July and October of each year shall include a calculation of Unencumbered Liquidity.

(d) Financial Statements. The Borrower will submit to the Administrative Agent, each Lender and the Collateral Agent, (i) within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Transferor (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing with the fiscal quarter ending September 30, 2024, consolidated unaudited financial statements for the most recent fiscal quarter and (ii) within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2024, audited financial statements of the Transferor, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent and the Collateral Agent, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (the “Collateral Reporting Package”) provided to the Borrower and/or the Servicer quarterly by such Obligor, which delivery shall be made within ten (10) Business Days of receipt, and (ii) asset and portfolio level monitoring and valuation reports prepared by the Servicer with respect to the Loan Assets, which delivery shall be made within 75 days after the end of such Obligor’s fiscal quarters (excluding the last fiscal quarter of such Obligor’s fiscal year) and within 135 days after the end of such Obligor’s fiscal year, which reports shall include covenant and financial covenant testing as required under the applicable Loan Agreement. The Servicer will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio. In addition, to the extent not already included in the quarterly financial reports described above, a copy of the asset valuation report and quarterly letter delivered by the Transferor to its investors in connection with its quarterly reporting.

(f) Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent and the Collateral Custodian (i) a copy of any amendment, restatement, supplement, waiver or other material modification to the Loan Agreement of any Loan Asset (along with any internal documents to the extent prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification including credit approval memoranda) within 10 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification and (ii) a copy of any other amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents to the extent prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification including credit approval memoranda) within one year of the effectiveness of such amendment, restatement, supplement, waiver or other modification. Together with such delivery, the Servicer shall notify the Administrative Agent of the delivery of such document and shall make reasonable efforts to inform the Administrative Agent whether, to the actual knowledge of the Servicer, such event constitutes a Value Adjustment Event; provided that the failure by the Servicer to make such delivery shall not constitute a Servicer Termination Event, Unmatured Event of Default or Event of Default hereunder.

(g) Other Reporting Information. The Servicer will deliver to the Administrative Agent, the Lenders and the Collateral Agent, on a periodic basis, capitalization-related information related to the Transferor, including, without limitation current capitalization levels, equity capital commitments and offering schedules and any investor letters related to the Transferor. The Servicer will deliver to the Administrative Agent, the Lenders and the Collateral Agent, at least quarterly, commencing December 31, 2024, a report signed by a Responsible Officer of the Servicer certifying as to compliance with Events of Default related to Unencumbered Liquidity.

(h) [Reserved].

(i) “Know Your Customer” Information. Upon the reasonable request of any Lender, the Servicer shall provide to such Lender any documentation and other information reasonably requested by such Lender in connection with applicable “know your customer” and Anti-Money Laundering Laws and counter-terrorism financing laws, rules and regulations, including, without limitation, the USA PATRIOT Act.

(j) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(h) and this Article VI shall be deemed to have been delivered on the date on which such information is posted on a website to which the Administrative Agent and Lenders have access or upon receipt of such information through e-mail or another delivery method acceptable to the Administrative Agent.

Section 6.09 Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender and the Collateral Agent within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2025, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred. Not later than 180 days prior to the end of each five-year anniversary of the Closing Date, commencing not later than April 1, 2029, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Lenders and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

Section 6.10 Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender and the Collateral Agent within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2025, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule II, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule II reflecting any further amendments to such Schedule II prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule II) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.11 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the failure on the part of the Borrower and/or the Transferor to make any payment or deposit in each case, required by the terms of any Transaction Document (other than Section 2.06), within three Business Days of the day such payment or deposit is required to be made; or

(b) the failure to pay, on the Facility Maturity Date, the outstanding principal of all Advances Outstanding, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Make-Whole Premium; or

(c) either the Borrower or the Transferor shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration of the Borrower as an “investment company” within the meaning of the 1940 Act; or

(d) any failure on the part of the Borrower and/or the Transferor duly to observe or perform in any material respect (or if such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such covenant shall be observed and performed in all respects as qualified) any other covenants or agreements of the Borrower and/or the Transferor set forth in this Agreement or the other Transaction Documents (other than those specifically addressed by a separate clause under this Section) to which the Borrower and/or the Transferor is a party and the same continues unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any covenant, representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or Collateral Agent and (ii) the date on which the Borrower or the Servicer acquires actual knowledge thereof; or

(e) the Borrower and/or the Transferor fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured (x) with respect to any failure due solely to an administrative error, within five Business Days and (y) with respect to any other failure, three Business Days; or

(f) any representation, warranty or certification made by the Borrower and/or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made in any material respect and continues to be unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Transferor, as applicable, by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Servicer, as applicable, acquires actual knowledge thereof; or

(g) the occurrence of a Bankruptcy Event relating to the Transferor or the Borrower; or

(h) (a) (i) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Transferor; (ii) the failure of the Borrower to maintain at least one Independent Manager (provided that the Borrower shall have ten Business Days (or such longer period as the Administrative Agent may agree) to replace any Independent Manager upon the death, incapacitation or resignation of the current Independent Manager and shall not take any action requiring the consent of the Independent Manager until such replacement is in effect); (iii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (iv) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or

(i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $250,000 (net of amounts covered by insurance) against the Borrower and the Borrower shall not have either, within 30 days, (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or the Borrower shall have made payments of amounts in excess of $250,000 in settlement of any litigation, claim or dispute; or

(j) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $15,000,000 (net of amounts covered by insurance) against the Transferor and the Transferor shall not have either, within 30 days, (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or the Transferor shall have made payments of amounts in excess of $15,000,000 (net of amounts covered by insurance) in settlement of any litigation, claim or dispute; or

(k) (i) the Borrower shall enter into one or more agreements for borrowed money other than this Agreement without the consent of the Administrative Agent or (ii) the Borrower or the Transferor defaults in making any payment of Indebtedness required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of (x) with respect to the Borrower, $250,000 and (y) with respect to the Transferor, $15,000,000 and, in each case, any such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(l) the occurrence of a Servicer Termination Event; or

(m) any Change of Control Event with respect to the Borrower shall occur; or

(n) a Borrowing Base Deficiency exists and has not been remedied in accordance with Section 2.06; or

(o) the Transferor fails to maintain a minimum of Unencumbered Liquidity equal to the median aggregate commitment of all Eligible Loan Assets included in the Collateral Portfolio that are issued by a single Obligor and its Affiliates owned by the Borrower, and such failure continues unremedied for thirty (30) days; or

(p) (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Servicer to the extent party to such Transaction Document;

(2) the Borrower, the Transferor or the Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder;

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document;

(4) the IRS shall file notice of a lien (other than a Permitted Lien) pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within five Business Days; or

(5) the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral Portfolio; or

(q) (i) any assets of the Borrower or the Servicer are “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) (“Plan Assets”), or (ii) the Borrower or the Servicer becomes subject to any state statutes regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by any of the transactions contemplated by the Transaction Documents; or

(r) the Borrower and/or the Transferor makes any assignment or attempted assignment of its rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Required Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in the exercise of its sole and absolute discretion;

then the Administrative Agent or the Required Lenders may, by notice to the Borrower, declare the Facility Maturity Date to have occurred; provided, that, in the case of any event described in Section 7.01(g) above, the Commitments and the Reinvestment Period shall be deemed to have terminated automatically and the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Contribution Agreement or from any other third party and shall cease originating Loan Assets, (ii) the Administrative Agent or the Required Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent (or any designee thereof, including, without limitation, the Servicer), following an Event of Default (that has not been waived), shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred (that has not been waived), the SOFR Yield Rate and Base Rate Yield Rate shall be increased as set forth in Section 2.08(a), effective as of the date of the occurrence of such Event of Default (that has not been waived), and shall apply after the occurrence of such Event of Default (that has not been waived).

Section 7.02 Additional Remedies of the Administrative Agent.

(a) If, (i) upon the Administrative Agent’s or the Required Lenders’ declaration that the Advances Outstanding hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default (that has not been waived), or (ii) on the Facility Maturity Date, the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or all of the Lenders declare the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential to the extent such information can be provided without violation of such laws or contracts) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Servicer shall be required to disclose to each such bidder any information which is required by law or contract to keep confidential.

(d) Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any of the Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

(e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f) The Administrative Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h) Each of the Borrower and the Servicer hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request; provided that, for the avoidance of doubt, no right under any power of attorney furnished under this Section 7.02(h) may be exercised until after the occurrence of an Event of Default (that has not been waived).

(i) Notwithstanding anything to the contrary herein, following the occurrence of an Event of Default (that has not been waived) and prior to any sale of any portion of the Collateral Portfolio as set forth in this Article VII, the Borrower or its designee shall have the right to purchase all (but not less than all) of the Collateral Portfolio at a purchase price equal to the sum of (i) all Advances Outstanding, (ii) all accrued and unpaid Yield, (iii) any Breakage Fees, (iv) all accrued and unpaid costs and expenses of the Administrative Agent and Lenders, (v) payment of the Make-Whole Premium pro rata to each Lender and (vi) payment of all other Obligations (other than unmatured contingent indemnification obligations) then outstanding under this Loan and Servicing Agreement (including all other reasonable and documented amounts due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Custodian and the other Secured Parties under this Loan and Servicing Agreement and/or any other Transaction Document), as determined by the Administrative Agent in good faith. The Borrower or its designee may exercise such right by giving written notice to the Collateral Agent and the Administrative Agent of its election to exercise such right (the “Exercise Notice”) which shall be delivered not later than 5:00 p.m. New York City time on the Business Day after the Business Day on which the Borrower receives notice from the Administrative Agent of the occurrence of such Event of Default. The Administrative Agent must receive the purchase price no later than seven Business Days following delivery of the Exercise Notice or, if earlier, upon settlement of the loan transfers. The Administrative Agent shall not cause the sale of any portion of the Collateral Portfolio during the time that the Borrower or its designee is entitled to provide an Exercise Notice.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01 Indemnities by the Borrower.

(a) Without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian, the Servicer or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian, the Servicer and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims (whether involving the Indemnifying Party or a third party), liabilities and related reasonably documented costs and expenses, including reasonable attorneys’ fees and disbursements (but limited, in the case of legal fees and expenses, to the reasonable and documented legal fees and expenses of one law firm for the Administrative Agent, Collateral Agent and Lenders, taken as a whole, and one law firm for the Account Bank and the Collateral Custodian, taken as a whole, plus any local counsel deemed appropriate by such law firm) (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement, any of the other Transaction Documents or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent that any Indemnified Amount is determined by a court of competent jurisdiction by final and non-appealable judgment to be resulting solely from (x) gross negligence, bad faith or willful misconduct on the part of such Indemnified Party or (y) solely in respect of Indemnified Parties other than the Collateral Custodian and Account Bank (i) Loan Assets which are uncollectible due to the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor or (ii) Taxes other than Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in clauses (x) or (y) above):

(i) any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Transaction Document or any agreement executed in connection therewith, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;

(iv) any litigation, proceedings or investigation against the Borrower;

(v) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

(vi) on each Business Day prior to the Collection Date, a Borrowing Base Deficiency exists and has not been remedied within five Business Days;

(vii) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

(viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim related to such Collateral Portfolio;

(ix) any failure of the Borrower or the Servicer to perform its duties or obligations (including under this Section) in accordance with the provisions of the Transaction Documents to which it is a party or any failure by the Servicer, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;

(x) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;

(xi) any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Administrative Agent or any Lender with respect to any Loan Asset or the value of any such Loan Asset;

(xii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Underlying Collateral or Collateral Portfolio;

(xiii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws relating to the Borrower or the Collateral Portfolio, including any vicarious liability;

(xiv) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

(xv) any repayment by the Administrative Agent, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder, in each case which amount the Administrative Agent, the Lenders or a Secured Party believes in good faith is required to be repaid;

(xvi) the commingling by the Borrower or the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(xvii) any investigation, litigation or proceeding related to this Agreement or the other Transaction Documents, or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer;

(xviii) any failure by the Borrower to give reasonably equivalent value to the Transferor (or other seller thereof) in consideration for the transfer to the Borrower of any item of the Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xix) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents; and/or

(xx) any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account, within two Business Days of receipt and identification as collections on the Collateral Portfolio, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative.

(b) Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within three Business Days following the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 8.01 or Section 8.02 below is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.

(e) The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Account Bank or the Collateral Custodian and the termination of this Agreement.

(f) Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by an Indemnified Party, even if the Borrower has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that nothing contained in this sentence limits the Borrower’s indemnity obligations pursuant to Section 8.01(a) to the extent such special, indirect, punitive or consequential damages are included in any third party claim against such Indemnified Party in connection with which such Indemnified Party is entitled to indemnification hereunder.

Section 8.02 Indemnities by Servicer.

(a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of such Indemnified Party claiming indemnification hereunder or Taxes other than Taxes that represent losses, claims, damages or damages arising from any non-Tax claim:

(i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets as Eligible Loan Assets which were not Eligible Loan Assets as of the date of any such computation;

(ii) reliance on any representation or warranty made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or delivered;

(iii) the failure by the Servicer to comply with (A) its duties or obligations in accordance with this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement or errors or omissions related to such duties that result in a breach of such duties under any Transaction Document, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;

(iv) any litigation, proceedings or investigation against the Servicer;

(v) any action or inaction by the Servicer that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien (other than Permitted Liens), whether existing at the time of the related Advance or any time thereafter;

(vi) the commingling by the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(vii) any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to the Collection Account payments and collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within two Business Days of receipt and identification as collections on the Collateral Portfolio;

(viii) [Reserved].

(ix) failure or delay in assisting a successor Servicer in assuming each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; and/or

(x) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article IV, Article V or Article VI of this Agreement.

(b) Any Indemnified Amounts shall be paid by the Servicer to the Administrative Agent, for the benefit of the applicable Indemnified Party, within fifteen (15) Business Days following receipt by the Servicer of the Administrative Agent’s written demand therefor (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If the Servicer has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party, pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.

(d) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.

(e) The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank or the Collateral Custodian and the termination of this Agreement.

(f) Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio.

(g) To the extent disclosure thereof is not restricted, each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts within a reasonable time after such Indemnified Party’s receipt thereof.

(h) Notwithstanding anything to the contrary contained herein, in no event shall the Servicer be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.03 Legal Proceedings. In the event an Indemnified Party becomes involved in any third party action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02 or Section 8.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable (except in the case of the Account Bank or the Collateral Custodian) for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable and reasonably documented out-of-pocket outside legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 8.04 After-Tax Basis. Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences or benefits to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party and all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the event(s) giving rise to such indemnity payment for all affected taxable years and periods.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.01 The Administrative Agent.

(a) Appointment. Each Lender and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender and each Secured Party. Each Lender and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the

Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Servicer; (iv) shall not be responsible (other than on behalf of itself) for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the requisite Lenders; provided, that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(e) Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by the Required Lenders or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro Rata Share of the aggregate Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct; provided, further, that no action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Article IX. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share of the aggregate Commitments, promptly upon demand for any reasonable out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Required Lenders with the consent of the Borrower so long as no Event of Default has occurred (that has not been waived) (without regard to the first proviso in the definition thereof). Upon any such resignation or removal, the Lenders acting jointly shall, with the consent of the Borrower so long as no Event of Default has occurred (that has not been waived), appoint a successor Administrative Agent. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent, which shall be an Eligible Successor Agent (as defined below); provided that so long as no Event of Default has occurred (that has not been waived), the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required for the appointment of any successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank (each, an “Eligible Successor Agent”). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their related Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

(j) Agent Minimum Hold. If SMBC (as a Lender hereunder) and its successors and assigns who are Affiliates shall cease to maintain the Agent Minimum Hold, then the Required Lenders (without regard to the first proviso in the definition thereof) shall, upon at least five (5) Business Days’ prior written notice, have the right to remove the Administrative Agent and appoint an Eligible Successor Agent (with the consent of the Borrower). After any removal hereunder of SMBC, as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(k) Erroneous Payments.

(i) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (k)(i) with respect to an Erroneous Payment unless such demand is made within 10 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.01(k) and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (i) shall be conclusive, absent manifest error.

(ii) Without limiting immediately preceding clause (i), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(A) it acknowledges and agrees that (I) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (II) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B) such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.01(k)(ii).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.01(k)(ii) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.01(k)(i) or on whether or not an Erroneous Payment has been made.

(iii) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (i).

(iv) (A) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (I) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption agreement (or, to the extent applicable, an agreement incorporating an assignment and assumption agreement by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (II) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (III) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (IV) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (V) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(B) Subject to Section 11.04, the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(v) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an

Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.01(k) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(vi) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(vii) Each party’s obligations, agreements and waivers under this Section 9.01(k) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

(viii) Notwithstanding anything to the contrary herein or in any other Transaction Document, neither the Borrower nor any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.01 in respect of any erroneous Payment.

ARTICLE X.

COLLATERAL AGENT

Section 10.01 Designation of Collateral Agent.

(a) Initial Collateral Agent. Each of the Lenders and the Administrative Agent hereby designate and appoint SMBC to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. SMBC hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. The Administrative Agent and the Lenders hereby appoint SMBC, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. SMBC, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in this Agreement.

Section 10.02 Duties of Collateral Agent.

(a) Appointment. The Lenders and the Administrative Agent each hereby appoints SMBC to act as Collateral Agent, for the benefit of the Secured Parties. SMBC hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) (i) The Administrative Agent, each Lender and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(b) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Facility Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.

(c) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(d) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Collection Account Agreement and Unfunded Exposure Account Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Collection Account Agreement and the Unfunded Exposure Account Agreement in such capacity.

Section 10.03 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 10.04 Collateral Agent Compensation.

As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 10.05, (ii) its resignation pursuant to Section 10.07 or (iii) the termination of this Agreement.

Section 10.05 Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent by 30 days’ prior written notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

Section 10.06 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

(j) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement.

Section 10.07 Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than 90 days’ written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Amendments and Waivers.

(a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Required Lenders, the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent, the Account Bank or the Collateral Custodian, the written agreement of the Collateral Agent, the Account Bank or the Collateral Custodian, as applicable and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that if there are two or more unaffiliated Lenders, any waiver of an Event of Default shall require the consent of at least two unaffiliated Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 11.01(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing any Advances Outstanding, or the Yield thereon, (ii) reducing or postponing any Non-Usage Fees or other Fees due and payable pursuant to this Agreement and the Lender Fee Letter, (iii) modifying the provisions of Section 2.04(a), Section 2.04(b) or Section 2.04(c), the definition of “Pro Rata Share” or otherwise modifying the pro rata sharing of payments, (iv) postponing any date for any payment of any Advance, or the Yield thereon, (v) modifying the provisions of this Section 11.01, (vi) extending the Stated Maturity Date or clause (i) of the definition of “Reinvestment Period”, (vii) amending the definition of “Adjusted Borrowing Value”, “Applicable Percentage”, “Assigned Value”, “Borrowing Base”, “Eligible Loan Asset”, “Excess Concentration Amount”, “Facility Maturity Date”, clause (iii) of the definition of “Reinvestment Period”, “Weighted Average Applicable Percentage Cap” or any defined term that comprises a component of any of the defined terms set forth in this clause (vii), (viii) reducing the percentage specified in the definition of “Required Lenders” or any other provision (x) specifying the number of percentage of Lenders required to amend, waive or otherwise modify this Agreement or (y) specifying any rights of Lenders under this Agreement to make any determination or grant any consent pursuant to this Agreement, (ix) releasing all or substantially all of the Collateral Portfolio except as expressly permitted by this Agreement, (x) agreeing to the direct or indirect subordination of any Lien securing the Obligations or (xi) modifying Section 11.04(a) in any manner that adds additional restrictions to a Lender’s ability to assign or participate its rights and obligations under this Agreement or its Advances hereunder; provided that any amendment, modification or waiver to correct any inconsistency or cure any ambiguity or error in this Agreement (as reasonably determined by the Administrative Agent) may be entered into with the written consent of only the Borrower, the Servicer and the Administrative Agent.

(c) Notwithstanding anything herein to the contrary herein, the written consent of the affected Lender (and not the Required Lenders) shall be required for any amendment, modification or waiver increasing the Commitment of such Lender or the amount of Advances of such Lender.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at the address set forth below:

(i) to the Borrower:

Onex Direct Lending BDC SPV, LLC

930 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attention: Zachary Drozd

Email: zdrozd@onex.com

(ii) to the Servicer or the Transferor:

Onex Direct Lending BDC

930 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attention: Zachary Drozd

Email: zdrozd@onex.com

(iii) to the Administrative Agent or the Collateral Agent:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Christopher Keeshan

Telephone: 212-224-4967

Facsimile: 212-224-5198

(iv) to Sumitomo Mitsui Banking Corporation, as Lender:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Christopher Keeshan

Telephone: 212-224-4967

Facsimile: 212-224-5198

(v) U.S. Bank National Association, as Collateral Custodian:

U.S. Bank National Association

60 Livingston Ave Ste 800

Saint Paul, MN 55107 | EP-MN-WS3D

Attention: Commercial Certifications – Onex Direct Lending BDC SPV, LLC

Email: kenneth.brandt@usbank.com

(vi) to U.S. Bank National Association, as Account Bank:

U.S. Bank National Association

190 South LaSalle Street

MK-1L-SL8M

Chicago, IL 60603

Attention: CLO Trust Services – Onex Direct Lending BDC SPV, LLC

Email: OnexFunds@usbank.com

or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications (including by e-mail) shall be effective when sent.

Section 11.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), each Lender and their respective successors and assigns may assign, or grant a security interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part and/or (ii) any Advance (or portion thereof) to any Person; provided that, (x) a Lender may assign, grant a security interest or sell a participation in, its rights and obligations hereunder to an Affiliate without the prior consent of the Borrower and (y) after an Event of Default has occurred (that has not been waived), a Lender may assign its rights and obligations hereunder to any Person without the prior consent of the Borrower. Any such assignee shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit M hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment or grant shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent, other than any assignment effected in connection with a transaction that meets the requirements of Section 5.04(a).

(b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) Any Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld) so long as no Event of Default has occurred (that has not been waived), sell participations interests in all or a portion of such Lender’s rights and obligations under this Agreement. With respect to any participation by a Lender, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver described in Section 11.01(b) that affects such participant. The Borrower agrees that each participant shall be entitled to the benefits of Breakage Fees and Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(d) (it being understood that the documentation required under Section 2.11(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 11.04; provided that such participant (i) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under this Section 11.04 and (ii) shall not be entitled to receive any greater payment under Section 2.10 or Section 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change referenced in Section 2.10(a) that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and Section 1.163-5(b)(1) of the proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 11.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and IX and the provisions of Section 2.10, Section 2.11, Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement.

Section 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 11.07 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Section 8.01 and Section 8.02 hereof, the Borrower agrees to pay on the Payment Date pertaining to the Remittance Period in which such cost is incurred and invoiced to the Borrower all out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and reasonably documented fees and out-of-pocket expenses of outside counsel for the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) On the Payment Date pertaining to the Remittance Period in which such cost is incurred and invoiced to the Borrower, the Borrower or the Servicer shall pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of any and all Other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

Section 11.08 No Proceedings. Each of the parties hereto (other than the Administrative Agent with the consent of the Required Lenders) agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect plus one day) since the Collection Date.

Section 11.09 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any such Person or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent or any Secured Party or of

any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of any such Person, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of any such Person and each incorporator, stockholder, affiliate, officer, employee or director of any such Person or of any such administrator, or any of them, for breaches by the Administrative Agent or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Servicer or any other Person against the Administrative Agent or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) Notwithstanding any contrary provision set forth herein but subject to Section 8.01(f), no claim may be made against the Borrower, the Transferor or the Servicer or any of their respective Affiliates or their respective directors, officers, employees, attorneys or agents by the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party or any other Person for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Administrative Agent, the Collateral Agent, each Lender and each other Secured Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(e) The provisions of this Section 11.09 shall survive the termination of this Agreement.

Section 11.10 Execution in Counterparts; Severability; Integration. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 11.11 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 11.12 [Reserved].

Section 11.13 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons, and in the case of the Transferor, the members of the Transferor (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates or the Collateral Portfolio, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions of this Section 11.13(a), the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Servicing Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent or the Collateral Custodian by each other or (ii) by the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant who would be permitted to be an assignee or participant hereunder of any of them provided such Person agrees to hold such information confidential. In addition, the Lenders, the Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspect of the Borrower’s, the Servicer’s, the Transferor’s, the Lenders’, the Administrative Agent’s, the Collateral Agent’s, the Account Bank’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Borrower, the Servicer, the Transferor, the Administrative Agent, any Lender, the Collateral Agent, the Collateral Custodian or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party or (d) in any preliminary or final offering circular, registration statement or contract or other document approved in writing in advance by the Borrower, the Servicer or the Transferor; or (iii) any other disclosure authorized by the Borrower, Servicer or the Transferor.

(d) For the avoidance of doubt, subject to the prior written consent of the Borrower, the Servicer and the Transferor, the Administrative Agent shall have the right to disclose the existence of this Agreement in “tombstones” and other advertisements permitted by the United States Securities and Exchange Commission.

Section 11.14 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulations Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 11.15 Waiver of Set Off.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders or their respective assets.

Section 11.16 Headings and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 11.17 Ratable Payments.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than Breakage Fees or pursuant to Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the outstanding Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 11.18 Failure of Borrower or Servicer to Perform Certain Obligations.

If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(t), Section 5.02(p) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Administrative Agent’s demand therefor.

Section 11.19 Power of Attorney.

The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.

Section 11.20 Delivery of Termination Statements, Releases, etc.

Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations, all at the expense of the Borrower.

Section 11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

a. a reduction in full or in part or cancellation of any such liability;

b. a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

c. the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.22 Acknowledgement Regarding Any Supported QFCs To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the

Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XII.

COLLATERAL CUSTODIAN

Section 12.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01. Each of the Borrower, the Lenders and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 12.05 or its resignation pursuant to Section 12.07, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 12.02 Duties of Collateral Custodian.

(a) Appointment. The Borrower, the Lenders and the Administrative Agent each hereby appoints U.S. Bank National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date until its removal pursuant to Section 12.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the related Loan Tape and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that, on their face, (A) such Required Loan Documents have been executed by each party thereto (either an original or a copy, as indicated on the Loan Asset Checklist) and have no missing or mutilated pages, (B) filed stamped copies of the UCC and other filings (required by the Required Loan Documents) are included, (C) each item listed in the Loan Asset Checklist is included and verify it has been provided to the Collateral Custodian without any missing pages or sections, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Tape (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist and the Collateral Custodian shall be under no duty or obligation to inspect, review or examine any such documents, instruments or certificates to independently determine that they are genuine, enforceable, duly authorized or appropriate for the represented purpose, any assignment or endorsement is in proper form, or any document is other than what it purports to be on its face. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Tape or the Obligor name does not match, the Collateral Custodian shall notify the Administrative Agent and the Servicer of such discrepancy within one Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. To the extent such non-compliance has not been cured within such time period, such Loan Asset shall be deemed to be a Warranty Loan Asset and shall no longer be included in the calculation of any Borrowing Base hereunder until such deficiency is cured. In addition, if requested in writing (in the form of Exhibit L) by the Servicer and approved by the Administrative Agent within 10 Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset Checklist delivered to it in electronic form.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein and no implied obligations or responsibilities shall be read into this Agreement against or on the part of the Collateral Custodian.

(iii) All original promissory notes actually delivered to the Collateral Custodian shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian located at 1719 Otis Way, Florence, SC 29501, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Transferor and its Affiliates and subsidiaries.

(iv) (x) Upon receipt of a Loan Asset for which it holds Required Loan Documents and (y) upon demand of the Administrative Agent (provided that prior to the occurrence of an Event of Default (that has not been waived), the Administrative Agent shall not make such demand more than four times per calendar year), the Collateral Custodian shall identify each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(vi) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit L), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(vii) The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(viii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless written notice thereof is received by the Collateral Custodian.

Section 12.03 Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 12.04 Collateral Custodian Compensation.

As compensation for its Collateral Custodian activities hereunder and the Account Bank’s activities hereunder and under the Collection Account Agreement and Unfunded Exposure Account Agreement, the Collateral Custodian and the Account Bank shall be entitled to the portion of the Collateral Custodian and Account Bank Fees from the Borrower as set forth in the Collateral Custodian and Account Bank Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s and the Account Bank’s entitlement to receive its portion of the Collateral Custodian and Account Bank Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 12.05, (ii) its resignation as Collateral Custodian pursuant to Section 12.07 of this Agreement or (iii) the termination of this Agreement.

Section 12.05 Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by mutual agreement of the Borrower and the Administrative Agent by 30 days’ prior written notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder; provided that if a successor Collateral Custodian has not been appointed within 90 days after delivery to the Collateral Custodian of such written notice of removal, the Collateral Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor Collateral Custodian.

Section 12.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram, electronic communication or other document delivered or sent to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent, the Servicer or the Borrower, as applicable.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. The permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent, the Servicer, the Borrower or any other party entitled to instruct it. In no event shall the Collateral Custodian be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) In no event shall the Collateral Custodian be responsible or liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations), natural disaster, civil unrest, accidents, labor disputes, disease, epidemic or pandemic, quarantine, national emergency, loss or malfunction of utilities or computer software or hardware, communications system failure, malware or ransomware, unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or unavailability of any securities clearing system or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.

(j) The Collateral Custodian shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.

(k) The Collateral Custodian (in each of its capacities) shall be entitled to accept and act upon instructions or directions pursuant to this Agreement and other Transaction Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that each party providing such instructions or directions shall provide to the Collateral Custodian an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such party elects to give the Collateral Custodian email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Custodian in its discretion elects to act upon such instructions, the Collateral Custodian’s reasonable understanding of such instructions shall be deemed to be controlling. The Collateral Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Custodian’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Each party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Custodian, including without limitation the risk of the Collateral Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any party providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(l) The Collateral Custodian shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or other applicable alternative reference rate or Benchmark Replacement), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event, (ii) to select, determine or designate any Benchmark Replacement, alternative reference rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Collateral Custodian shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or other Transaction Documents as a result of the unavailability of Term SOFR (or other applicable alternative reference rate or Benchmark Replacement) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Transaction Document and reasonably required for the performance of such duties. In connection with each Advance, the Administrative Agent is responsible in each instance to (i) monitor the status of Term SOFR or other applicable benchmark, (ii) determine whether a substitute index should or could be selected in accordance with this Agreement, (iii) determine the selection of any such substitute index in accordance with this Agreement, and (iv) exercise any right related to the foregoing on behalf of the Administrative Agent or any other Person in accordance with this Agreement, and the Collateral Custodian shall not have any responsibility or liability therefor. In connection with each floating rate Loan Asset, the Collateral Custodian shall have no responsibility or liability for any (i) monitoring the status of Term SOFR or other applicable Benchmark, (ii) determining whether a substitute index should or could be selected, (iii) determining the selection of any such substitute index, or (iv) exercising any right related to the foregoing on behalf of the Borrower or any other Person.

(m) The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed in any way by the terms of this Agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof. It is expressly acknowledged by the Borrower, the Servicer, the Lenders and the Administrative Agent that performance by the Collateral Custodian of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Servicer (and/or the Borrower) and/or any related bank agent, obligor or similar party with respect to the Collateral Portfolio, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Custodian to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Portfolio is in default or in compliance with the underlying documents governing or securing such item of the Collateral Portfolio, from time to time. The Collateral Custodian shall have no liability for any failure, inability or unwillingness on the part of the Servicer, the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Custodian or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Custodian’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(n) Nothing herein shall obligate the Collateral Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(o) The Collateral Custodian may act or exercise its duties or powers hereunder through affiliates, agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the actions or omissions of any such non-affiliated agent or attorney appointed with reasonable due care.

(p) In acting hereunder and under any other Transaction Document, the Account Bank shall be entitled to the same protections, rights, immunities and indemnities as are afforded the Collateral Custodian; provided that such protections, rights, immunities and indemnities shall be in addition to, and not in limitation of, any protections, rights, immunities and indemnities provided in any other Transaction Document.

Section 12.07 Collateral Custodian Resignation.

Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent and the Borrower give Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit L; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Administrative Agent (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed; provided that if a successor Collateral Custodian has not been appointed within 90 days after delivery to the Administrative Agent of such written notice of resignation, the Collateral Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor Collateral Custodian.

Section 12.08 Release of Documents.

(a) Release for Servicer. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit L, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit L.

(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit L (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer, without a requirement for the Administrative Agent’s consent.

Section 12.09 Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit L hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section 12.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer.

The Collateral Custodian shall provide to the Administrative Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Such review shall be (subject to Section 5.03(d)(ii)) reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 12.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the expense of the Borrower, a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio.

Section 12.11 Bailment.

The Collateral Custodian agrees that, with respect to any original promissory notes at any time or times held by the Collateral Custodian (or on its behalf) in physical form, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ONEX DIRECT LENDING BDC SPV, LLC

	By:	/s/ Zachary Drozd
Name: Zachary Drozd
Title: General Counsel

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Onex Direct Lending

Loan and Servicing Agreement

THE SERVICER:	ONEX DIRECT LENDING BDC FUND

	By:	/s/ Zachary Drozd
Name: Zachary Drozd
Title: General Counsel and Chief Compliance officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Onex Direct Lending

Loan and Servicing Agreement

THE TRANSFEROR:	ONEX DIRECT LENDING BDC FUND

	By:	/s/ Zachary Drozd
Name: Zachary Drozd
Title: General Counsel and Chief Compliance officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Onex Direct Lending

Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:	SUMITOMO MITSUI BANKING CORPORATION

	By:	/s/ Christopher Keeshan
Name: Christopher Keeshan
Title: Managing Director

Onex Direct Lending

Loan and Servicing Agreement

LENDER:	SUMITOMO MITSUI BANKING CORPORATION

	By:	/s/ Christopher Keeshan
Name: Christopher Keeshan
Title: Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Onex Direct Lending

Loan and Servicing Agreement

THE COLLATERAL AGENT:	SUMITOMO MITSUI BANKING CORPORATION

	By:	/s/ Christopher Keeshan
Name: Christopher Keeshan
Title: Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Onex Direct Lending

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THE ACCOUNT BANK:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Maria D. Calzado
Name: Maria D. Calzado
Title: Senior Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

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THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Vice President

Onex Direct Lending

Loan and Servicing Agreement